UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Mark One)
☒ Filed by the Registrant
☐ Filed by a Party other than the Registrant
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12
USANA HEALTH SCIENCES, INC.
______________________________
(Name of Registrant as Specified in its Charter)
______________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

This amended filing is being made solely to replace Annex A to the amended definitive proxy statement filed by USANA Health Sciences, Inc. on April 16, 2025 (File No. 001-35024). Annex A contains the USANA Health Sciences, Inc. 2025 Equity Incentive Plan (the “2025 Plan”), which is Proposal #2 to be voted on by shareholders at the annual shareholder meeting. The 2025 Plan that was initially filed as Annex A contained incorrect provisions for Section 6.7 (Vesting of Options), Section 7.3 (Vesting of Stock Appreciation Rights) and Section 8.3 (Restricted Period). These are the only provisions that were incorrect in the 2025 Plan in Annex A as originally filed. The description of the 2025 Plan, and these specific vesting provisions contained in the original and amended proxy statement itself (under Proposal #2), was and is accurate (whereas the 2025 Plan document attached as Annex A contained these incorrect provisions). This amended filing is being made solely to replace Annex A with the version of the 2025 Plan which contains the correct provisions for Section 6.7, Section 7.3 and Section 8.3 of the 2025 Plan. No other changes have been made to the original proxy materials, and this supplemental filing does not change the proposals to be acted upon by stockholders.
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays as currently valid OMB control number.
___________________________________________________________________________________________________

A message from
Kevin Guest, Executive Chairman of the Board
April 4, 2025

Dear USANA Shareholders,

We invite you to participate in the Annual Meeting of Shareholders of USANA Health Sciences, Inc. on Monday, May 19, 2025, at 11:00 AM, Mountain Daylight Time. We will conduct the Annual Meeting via a live webcast. There will not be an option for you to attend the Annual Meeting in person. You will be able to participate in the Annual Meeting and vote your shares electronically during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/USNA2025 and entering the 16-digit control number provided in your proxy materials.

We are pleased to provide access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials, instead of a paper copy of the Proxy Statement and our 2024 Annual Report. The notice contains instructions on how to access those documents over the Internet as well as how to receive a paper copy of our proxy materials. All shareholders who do not receive a notice will receive a paper copy by mail unless they have previously requested delivery of proxy materials electronically. Continuing to employ this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

You may vote your shares at the Annual Meeting, or by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials, by mail, by following the instructions on the proxy card or voting instruction card. Submitting your vote in any of these authorized ways will ensure your representation at the Annual Meeting regardless of whether you participate virtually in the Annual Meeting online over the Internet.

Please contact 1-800-586-1548 for any technical difficulties or trouble accessing the virtual meeting or if you are unable to locate your 16-digit control number.

Your vote is important to us and I do hope you will vote as soon as possible. Thank you for your continued support of USANA.

Sincerely,

Kevin Guest
Executive Chairman of the Board

3838 West Parkway Boulevard Salt Lake City, Utah 84120-6336 (801) 954-7100

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of USANA Health Sciences, Inc.:

Time:	May 19, 2025, 11:00 AM Mountain Daylight Time
Place:
Our 2025 Annual Meeting of Shareholders will be a virtual meeting conducted entirely via live webcast over the Internet. You will be able to participate in the Annual Meeting online and vote your shares electronically during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/USNA2025 and entering your 16-digit control number included in the notice containing instructions on how to access Annual Meeting materials, your proxy card, or the voting instructions that accompanied your proxy materials. You will not be able to attend the meeting at a physical location.

Items of Business	At the meeting, we will conduct the following business, as more fully described in the Proxy Statement accompanying this Notice of Annual Meeting:
	1.	Elect the eight directors named in the Proxy Statement;
	2.	Approve the USANA Health Sciences, Inc. 2025 Equity Incentive Plan
	3.	Ratify the selection of KPMG LLP as our independent registered public accounting firm for the Fiscal Year 2025;
	4.	Approve, on an advisory basis, our executive compensation, as described in these proxy materials; and
	5.	Such other business as may properly come before the meeting or at any postponement or adjournment thereof.
Record Date:
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting. You are entitled to notice of, and eligible to vote at, this year’s Annual Meeting if you were a shareholder of record as of the close of business on March 10, 2025.

In accordance with U.S. Securities and Exchange Commission rules, we are furnishing these proxy materials and our Annual Report on Form 10-K for fiscal year 2024 via the Internet. On April 4, 2025, we mailed to shareholders as of the record date a notice with instructions on how to access our Annual Meeting materials and vote via the Internet, by mail, or by telephone.

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Your vote is important to us. Whether or not you plan to participate in the Annual Meeting, we encourage you to review the accompanying proxy statement for information relating to each of the proposals and to cast your vote promptly.

By Order of the Board of Directors,

Joshua Foukas
Chief Legal Officer, General Counsel
and Corporate Secretary
Salt Lake City, Utah
April 4, 2025

PROXY STATEMENT
SUMMARY

We are furnishing this proxy statement (“Proxy Statement”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) of USANA Health Sciences, Inc. for our Annual Meeting of Shareholders to be held via live webcast on Monday, May 19, 2025, at 11:00 AM (Mountain Daylight Time), and any adjournment or postponement thereof (the “Annual Meeting”). Online access is at www.virtualshareholdermeeting.com/USNA2025, beginning at 10:55 AM Mountain Daylight Time. Shareholders of record as of the close of business on March 10, 2025 (the “Record Date”) may vote and participate in the Annual Meeting using the 16-digit control number included in your Notice of Internet Availability of Proxy Materials or on your proxy card or by following the instructions contained in your proxy materials. A Notice of Internet Availability of Proxy Materials was first mailed or delivered on April 4, 2025. In this Proxy Statement, we use the terms “USANA,” the “Company,” “we,” “our,” “ours,” and “us” to refer to USANA Health Sciences, Inc., a Utah corporation, and not to any other person.
Whether or not you plan to participate in the Annual Meeting, we encourage you to vote promptly. A shareholder giving a proxy has the power to revoke it prior to the Annual Meeting. If you participate in the live webcast, you may revoke your proxy and vote during the virtual meeting.

www.ProxyVote.com no later than 11:59 PM, Eastern Time, May 18, 2025	1-800-579-1639 until 11:59 PM, Eastern Time, May 18, 2025	Complete, sign, and return your proxy card by email (Please include your control number in the subject line) sendmaterial@proxyvote.com

Item Number	Item Description	Board Recommendation
1	Election of Directors	FOR Each Nominee
2	Approval of the USANA Health Sciences, Inc. 2025 Equity Incentive Plan	FOR
3	Ratification of Selection of Independent Registered Public Accounting Firm	FOR
4	Advisory Vote to Approve Executive Compensation	FOR

Internet Availability of Proxy Materials

We are taking advantage of U.S. Securities and Exchange Commission (“SEC”) rules that allow us to deliver proxy materials to our shareholders on the Internet. Under these rules, on April 4, 2025, we mailed our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 28, 2024 (“Fiscal Year 2024”). The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote over the Internet, by mail or by telephone. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you specifically request these materials.

Internet distribution of proxy materials helps us expedite receipt of the materials by shareholders, lower the cost of our Annual Meeting, and reduce the environmental impact of our Annual Meeting. However, if you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting those materials contained in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Voting and Quorum, Abstentions and Broker Non-Votes

Only registered holders of record (“shareholders”) of our common stock as of the close of business on March 10, 2025 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 18,860,016 shares of our common stock outstanding. Common stock is our only class of voting stock. You may vote all shares owned by you as of the Record Date, including (i) shares held directly by you in your name as the shareholder of record, and (ii) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.

Shareholder of Record. If, on the Record Date, your shares were registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, then you are considered the shareholder of record with respect to those shares. As a shareholder of record, you are entitled to vote in any one of the following ways:

•By Internet or by telephone. Follow the instructions included in the one-page Notice of Internet Availability of Proxy Materials or, if you received printed materials, in the proxy card, to vote by Internet or telephone.
•By mail. If you received your proxy materials by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the Board’s recommendations as noted below.
•Online at the Annual Meeting. Shareholders who choose to participate in the virtual Annual Meeting can vote via the virtual meeting website by visiting www.virtualshareholdermeeting.com/USNA2025. You will need the 16-digit control number included on your Notice of Internet Availability of proxy materials in order to participate in the virtual Annual Meeting. Instructions on how to participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com. Even if you plan to participate in the Annual Meeting online, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to participate in the virtual Annual Meeting. Participation in the Annual Meeting virtually will not automatically revoke a shareholder’s prior Internet or telephone vote or proxy.

Beneficial Owner. If, on the Record Date, your shares were held in an account with a brokerage firm, bank, or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the shareholder of record for purposes of voting at the Annual Meeting. Because you are not the shareholder of record, you may not vote your shares at the virtual Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

Quorum. Each share of common stock is entitled to one vote on all matters on which shareholders may vote. There is no cumulative voting in the election of directors or any other matter. A majority of our shares of common stock outstanding as of the Record Date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a “quorum.” Shares of common stock held of record by shareholders in attendance online at the Annual Meeting or represented by a properly executed and returned proxy will be treated as present at the Annual Meeting for purposes of determining the presence of a quorum, without regard to whether the proxy is marked as casting a vote or withholding authority or abstaining with respect to a particular matter.

Broker Non-Votes. When shares held by a broker for a beneficial owner are not voted because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares, a broker non-vote occurs. Under New York Stock Exchange (“NYSE”) rules, a broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to participate in the virtual Annual Meeting. All of the proposals presented at the Annual Meeting, other than the ratification of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ended

January 3, 2026 ("Fiscal Year 2025"), are non-routine matters. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

Shares Held in Multiple Accounts. If you hold shares in more than one account, you will receive a Notice of Internet Availability of Proxy Materials or separate voting instructions for each account. To ensure that all of your shares in each account are voted at the Annual Meeting, you must vote in accordance with the Notice of Internet Availability of Proxy Materials or the separate voting instructions that you receive for each account.

Proposals to be Voted Upon and Vote Required

We are asking for your vote on the following proposals:

Proposal No. 1 – Election of Directors. The Governance, Risk & Nominating Committee of the Board has nominated eight directors for election at the Annual Meeting to hold office until the 2026 Annual Meeting. You may cast a vote “FOR” or “WITHHOLD” your vote in the election of a director. Directors will be elected by a plurality of the votes cast. This means that the nominees with the most “FOR” votes will be elected. A “WITHHOLD” vote will have no effect on the election’s outcome, because the candidates who receive the highest number of “FOR” votes are elected, and when candidates run unopposed, they only need a single “FOR” vote to be elected. However, pursuant to our bylaws, “WITHHOLD” votes may still have an effect on individual director nominees, as explained below.

Pursuant to our bylaws, an incumbent director nominee elected in an uncontested election (i.e., an election in which the number of nominees is equal to the number of directors to be elected at the meeting) who receives a greater number of “WITHHOLD” votes than “FOR” votes at the Annual Meeting, must tender his or her resignation to the Board. The remaining Board members will then determine whether to accept the resignation and publicly disclose its decision following the date they make their decision. As defined by our bylaws, the election of directors at the Annual Meeting is uncontested. See “Plurality Plus Voting for Directors; Director Resignation Policy” in the section “Board of Directors and Corporate Governance,” below.

Proposal No. 2 – Approval of the USANA Health Sciences, Inc. 2025 Equity Incentive Plan. The Board of Directors has adopted, subject to shareholder approval, the USANA Health Sciences, Inc. 2025 Equity Incentive Plan (the "2025 Plan" or the "Plan"). The 2025 Plan is being adopted in anticipation of the expiration of the Company's 2015 Equity Incentive Award Plan (the "2015 Plan") and will allow us to continue to provide equity awards to directors, executive officers, employees and consultants in connection with the Company's long-term incentive compensation philosophy. Approval requires the affirmative vote of the majority of the votes cast (meaning the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” such proposal). On this proposal you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have no effect on the vote's outcome on this proposal.

Proposal No. 3 – Ratification of Selection of Independent Registered Public Accounting Firm. The Audit Committee of the Board has appointed, and is asking shareholders to ratify, KPMG continuing to serve as our independent registered public accounting firm for Fiscal Year 2025. Ratification requires the affirmative vote of the majority of the votes cast (meaning the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” such proposal). On this proposal you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions are not considered votes cast and will have no effect on the vote for this proposal. If shares held by a broker or other nominee for a beneficial holder are not voted because the nominee did not receive voting instructions from the beneficial owner, on this “routine” matter, the broker is entitled to vote the shares held by the beneficial owner.

Proposal No. 4 – Advisory Vote to Approve Executive Compensation. Our Board and the Compensation Committee of the Board are committed to excellence in corporate governance and to executive compensation programs aligning the interests of our executives with the interests of our shareholders. They are requesting, on an advisory basis, the approval of this proposal, which requires the affirmative vote of the majority of the votes cast (meaning the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” such proposal). On this proposal you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have no effect on the vote’s outcome on this proposal.

Revocation and Voting of Proxies

Revoking a Proxy. If you give your proxy pursuant to this solicitation, you may revoke it at any time prior to the Annual Meeting. You may revoke a previously provided proxy by: (i) delivering to our Corporate Secretary a written revocation of proxy; (ii) executing a new proxy that bears a later date; or (iii) participating in the Annual Meeting and voting your shares online at the Annual Meeting. Attendance at the Annual Meeting virtually will not, by itself, result in revoking a proxy. You should also be aware that if you are a beneficial owner, meaning that your shares of USANA common stock are held of record in an account by a broker, bank, trustee, or other nominee, and you wish to revoke a proxy or change your vote, you must contact the broker, bank, trustee, or other nominee to revoke any prior voting instructions and provide new voting instructions.

Voting of Proxies. All valid, unrevoked proxies will be voted in accordance with the specifications in the proxies and as directed. If a proxy is properly executed and returned and no voting specifications are indicated therein, the shares will be voted as follows:

•FOR each of the eight nominees for director named in this Proxy Statement, to serve for a term of one year or until their respective successors are elected and qualified;
•FOR the proposal to approve the USANA Health Sciences, Inc. 2025 Equity Incentive Plan;
•FOR the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for Fiscal Year 2025; and
•FOR the non-binding advisory resolution to approve the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion in this Proxy Statement.

With respect to such other matters as may properly come before the Annual Meeting, votes will be cast at the discretion of the appointed proxies. We are not aware of any other matters that are to be presented for action at the Annual Meeting.

Proxy Solicitation; Cost of Soliciting Proxies

We are making this proxy solicitation both through the mail and Internet, although proxies may be solicited by personal interview, telephone, facsimile, letter, e-mail or otherwise. Certain of our directors, officers and other employees, without additional compensation, may participate in the solicitation of proxies. We will pay the cost of the solicitation of proxies, including the reasonable charges and expenses of brokerage firms and others who forward solicitation materials to beneficial owners of the common stock.

Participating in the Virtual Annual Meeting

Shareholders as of the Record Date are invited to participate in the virtual Annual Meeting, which will be conducted via live webcast. You are entitled to participate in the Annual Meeting only if you were a USANA shareholder of record as of the close of business on the Record Date or if you hold a valid proxy for the Annual Meeting. There is no option to attend the Annual Meeting in person at a physical location.

The live webcast format facilitates shareholder attendance and participation in the Annual Meeting from anywhere in the world. You will be able to participate in and to vote your shares online at the Annual Meeting by visiting www.virtualshareholdermeeting.com/USNA2025. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials. The Annual Meeting webcast will begin promptly at 11:00 AM (Mountain Daylight Time). Online access and check-in will begin at 10:55 AM (Mountain Daylight Time) and you should allow sufficient time for the online check-in procedures.

Reporting Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days following the Annual Meeting.

PROPOSAL #1 – ELECTION OF DIRECTORS

In this Proxy Statement, it is proposed that we elect eight directors to serve one-year terms until the Annual Meeting of Shareholders in 2026, or until their successors shall have been duly elected and qualified. The nominees for director are listed in this Proxy Statement.

You may not give a proxy to vote for more than the number of nominees (eight). Unless a proxy otherwise specifies, the shares voted by such a proxy will be voted “FOR” the election of each of the eight nominees listed below.

Each of the eight nominees listed below is currently a director and member of our Board. Each of the nominees listed has agreed to serve if elected, and we know of no reason why any of the nominees would not be available for election or, if elected, would not be able to serve. If any nominee is unable to serve or for good cause will not serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee designated by the Board to fill the vacancy.

The Governance, Risk & Nominating Committee has determined that each nominee for election at the Annual Meeting meets the criteria set forth in its charter and in the USANA Corporate Governance Guidelines. Those guidelines direct the Committee to consider criteria such as the nominee’s independence, expertise, and experience applicable to our business, substantive knowledge of our industry, high personal and professional ethics, and their ability and willingness to devote the required time to the business of the Board and the Company. In addition, we believe that each nominee possesses the personal qualities and attributes we consider to be essential to allow the Board to fulfill its duties to our shareholders, including personal accountability, integrity, ethical leadership, and business acumen, and the ability to exercise sound and independent business judgment.

The below reflects the racial/ethnic and gender diversity of our director nominees:

Total Number of Directors	8
	Female	Male
Part I: Gender Identity
Directors	2	6
Part II: Demographic Background
African American or Black	—	1
Alaskan Native or Native American	—	—
Asian	1	—
Hispanic or Latinx	—	—
Native Hawaiian or Pacific Islander	—	—
White	1	5
Two or More Races or Ethnicities	—	—

Director Nominees
Information for each individual nominated for election as a director at the Annual Meeting, including age, term of office and business experience, including directorships during the past five years, is set forth below. In addition, for each nominee, we have included information regarding the business or other experience, qualifications, attributes or skills that factored into the determination by the Governance, Risk & Nominating Committee and by our Board of Directors, that such nominee should serve as a director of USANA. The nominees for director are Xia Ding, John T. Fleming, Gilbert A. Fuller, Kevin G. Guest, J. Scott Nixon, CPA (emeritus), Peggie Pelosi, Frederic J. Winssinger, and Timothy E. Wood, Ph.D.

Xia Ding Age: 55 Independent Director Since: 2021	Committees: Audit, Governance, Risk & Nominating

Xia Ding has served as Managing Director of Sephora Greater China since February 2024, and is responsible for driving growth in the greater China market covering both retail and online channels. Prior to Sephora, Ms. Ding was the Vice President of e-commerce Asia Pacific and Latin America at Nike from 2019 through February 2024. In her role, Ms. Ding was accountable for driving the digital business in the Asia Pacific and Latin America markets. Prior to Nike, Ms. Ding worked for JD.com in China from 2017 to 2019 as the President of JD Fashion where she was responsible for driving the fashion business covering apparel, shoes, sportswear, bags, jewelry, watches and accessories. She was also instrumental in leading JD.com’s M&A investment strategy to fuel strategic growth. Prior to joining JD.com, Ms. Ding served as Vice President of Retail Service at Nielsen in China from 2015 to 2017 where she was responsible for overseeing Nielsen’s retail services business. Ms. Ding started her career in 1995 with Hanesbrands, Inc., where she spent the first ten years in the U.S. headquarters in various finance and corporate development roles. In 2005, Hanesbrands appointed her as the VP/General Manager of China where she brought American lingerie brand Hanes and casual wear brand Champion into the China market. Ms. Ding is a well-regarded e-commerce and digital leader and was recognized as Forbes 2018 TOP 100 Most Successful Businesswomen in China and Forbes 2017 TOP 10 Most Influential People in China Fashion Industry. Ms. Ding received a Bachelor of Chemistry degree from the Nanjing University of China. She also earned an M.B.A from the Wake Forest University in Winston-Salem, North Carolina. We believe Ms. Ding’s extensive business experience in China, as well as her digital, e-commerce, financial and corporate strategy experience qualify her to serve as a member of our Board.

John T. Fleming Age: 81 Independent Director Since: 2020	Committees: Governance, Risk & Nominating, Compensation, Sustainability
John T. Fleming is a student, researcher and advocate of the direct selling channel of distribution. His many years of involvement with the direct selling business model has been through actual involvement as an independent contractor, owner of a direct selling company, officer of one of the world's largest direct selling companies, and Publisher/Editor-in-Chief of the most notable trade publication concerning direct sales. Since 2006, he has served as founder and CEO of Ideas & Design Group, LLC, a consulting firm that services business models that utilize independent contractors to market products and services. From 2006-2015, Mr. Fleming served as Publisher and Editor-in-Chief of Direct Selling News. Prior to that, Mr. Fleming held a variety of executive positions with Avon, one of the largest direct selling companies in the world. Mr. Fleming studied architecture at the Illinois Institute of Technology and has completed various business-related courses related to his ongoing research and study. We believe that Mr. Fleming’s extensive experience as an executive, expert, author and lecturer in the direct selling industry, along with his expertise in the evolving digital and gig economies, qualify him to serve as a member of our Board.

Gilbert A. Fuller Age: 84 Independent Director Since: 2008	Committees: Audit, Governance, Risk & Nominating, Compensation

Gilbert A. Fuller has served as a director of USANA since September 2008. Prior to that, he served as our Executive Vice President, Chief Financial Officer, and Secretary since January 2006. Mr. Fuller joined USANA in May 1996, as the Vice President of Finance and served in this role until June 1999, when he was appointed as the Company’s Senior Vice President. Before joining USANA, Mr. Fuller served in various executive positions for several companies. Mr. Fuller served as Chief Administrative Officer and Treasurer of Melaleuca, Inc., a manufacturer and direct seller of personal care products. He was also the Vice President and Treasurer of Norton Company, a multinational manufacturer of ceramics and abrasives. Mr. Fuller received a B.S. in Accounting and an M.B.A. from the University of Utah. Mr. Fuller has also received the NACD Directorship Certified™ designation from the National Association of Corporate Directors. Since December 2012, Mr. Fuller has served as a director of Security National Financial Corporation, a NASDAQ-listed company. We believe that Mr. Fuller’s more than 12 years of experience as an executive officer of USANA, his deep understanding of our business, people, and products, his 15 years of experience as a financial officer in the direct selling industry, as well as his accounting, finance and corporate strategy expertise qualify Mr. Fuller to serve as a member of our Board.

Kevin G. Guest Age: 62 Director Since: 2017	Committees: None
Kevin G. Guest, Executive Chairman of the Board, joined USANA on a part-time basis in April 2003, as Executive Director of Media and Events. Following our acquisition of the media, video, and event-productions company FMG Productions founded by Mr. Guest, he became a full-time employee of the Company and was promoted to Vice President of Media and Events in February 2004. In January 2006, he was appointed Executive Vice President of Marketing and served in that role until July 2008, when he was appointed Chief Marketing Officer. In May 2011, he was appointed President of North America and in October 2012, he was named President of the Americas, Europe and South Pacific. In August 2014, Mr. Guest was appointed President of USANA and in August 2015, he was appointed Co-Chief Executive Officer. He served in this capacity until November 2016, when he was appointed Chief Executive Officer. In May 2020, Mr. Guest was appointed as Chairman of the Board. On July 1, 2023, Mr. Guest transitioned from Chief Executive Officer to Executive Chairman. Mr. Guest earned a B.A. in Communications from Brigham Young University. We believe that Mr. Guest’s time as a leading force of our management and sales efforts and his talent as a motivating leader qualify him to serve as a member of our Board.

J. Scott Nixon, CPA (emeritus) Age: 65 Independent Director Since: 2022	Committees: Audit, Governance, Risk & Nominating, Sustainability, Compensation
J. Scott Nixon, CPA (emeritus), a retired certified public accountant, previously served as an independent director on USANA’s Board from October 2017 through May 2019, before departing from the Board to fulfill a three-year voluntary leadership assignment for The Church of Jesus Christ of Latter-day Saints in Brazil. Mr. Nixon retired in 2015 as a partner with PricewaterhouseCoopers LLP (“PwC”) where he spent over 31 years in various roles including office managing partner and engagement partner over public and private companies in many industries. His career involved providing audit and business advisory services. Mr. Nixon was involved in numerous complex filings with the U.S. Securities and Exchange Commission on behalf of his clients. In 2007, Mr. Nixon returned from a four-year assignment in São Paulo, Brazil where he represented various interests of the PwC global firm to the 18 member firms in South and Central America and led the implementation of the Sarbanes-Oxley requirements in those countries. Mr. Nixon previously served on several boards of directors, including: (i) ProLung, Inc. (dba IONIQ Sciences), where he served as Chairman of the Audit Committee and a member of the Compensation Committee; (ii) Deseret Trust Company, where he also served as a member of the Audit and Executive Committees; (iii) Utah State University Board of Trustees, where he also served as Chairman of the Audit Committee; and (iv) two other nonprofit boards of directors. Mr. Nixon holds both B.A. and Master of Accounting degrees from Utah State University. We believe Mr. Nixon’s extensive background and experience with USANA's business and industry, as well as his experience in accounting, finance, and corporate strategy qualify him to serve as a member of our Board.

Peggie Pelosi Age: 69 Independent Director Since: 2018	Committees: Audit, Governance, Risk & Nominating, Sustainability, Compensation

Peggie Pelosi is a corporate social responsibility/sustainability practitioner. Since 2005, Ms. Pelosi has been the Founding Partner and Strategic Advisor at Orenda Social Purpose, a corporate social responsibility consultancy in Toronto, Ontario, Canada. She served as an Instructor in the Certificate Program in Corporate Social Responsibility at the University of St. Michael's College in the University of Toronto, and a part-time Professor in Sustainable Business Management Post Graduate Studies at Seneca College, Faculty of Business in Toronto. From 2015 to 2023, she served as the Executive Director of Innovators Alliance, a network of CEOs focused on sustainable and profitable growth through innovation. Prior to her career and academic work in corporate social responsibility and sustainability, Ms. Pelosi served as a member of the Company’s management team, first as Executive Director of Sales for Canada and then as Vice President of Network Development. She worked for the Company until 2004. While at the Company, Ms. Pelosi began the program that would evolve into the USANA True Health Foundation, and this led to her interest in corporate social responsibility. Prior to her roles at the Company, Ms. Pelosi had 15 years of direct selling leadership experience. Ms. Pelosi has also previously served on the Board of Directors of a number of non-profit organizations including the Children’s Hunger Fund and Big Brothers Big Sisters of Toronto. She is a graduate of the Corporate Social Responsibility & Sustainability Program at St. Michael’s College at the University of Toronto, and has completed the NACD Directorship Certified™ and the ESG Competent Boards Director Certification. We believe Ms. Pelosi’s vast experience in corporate sustainability matters, direct selling and corporate strategy qualify her to serve as a member of our Board.

Frederic J. Winssinger Age: 57 Independent Director Since: 2016	Committees: Audit, Governance, Risk & Nominating, Sustainability, Compensation
Frederic J. Winssinger became a director in May 2016. Mr. Winssinger has been a Managing Partner of RW Partners LLC (“RWP”) since 2006. RWP is a commercial real estate private equity investment company based in Phoenix, Arizona. Mr. Winssinger also oversees his family’s general investment operations and in 2014, he co-founded PlanningCore Wealth Advisors to provide investment advice to individuals and families. Prior to 2006, Mr. Winssinger worked in strategy consulting for the Boston Consulting Group and as a Portfolio Manager/Financial Analyst for JP Morgan Asset Management and other privately held asset management companies. Mr. Winssinger received a B.A. in Mathematics and Economics from Claremont McKenna College and an M.B.A from The Wharton School of the University of Pennsylvania. We believe Mr. Winssinger’s 20 years of experience in financial analysis, and his training in evaluating corporate strategy towards the creation of shareholder value under sound corporate governance qualify him to serve as a member of our Board.

Timothy E. Wood, Ph.D. Age: 76 Independent Director Since: 2019	Committees: Audit, Governance, Risk & Nominating, Sustainability, Compensation

Timothy E. Wood, Ph.D. previously served as Executive Vice President of Research and Development for USANA until his retirement in March of 2011. Dr. Wood joined USANA in June 1996 as Director of Research and Development, and served in this role until June 1999, when he was appointed as the Company's Vice President of Research and Development. In January 2006, he was appointed as the Company's Executive Vice President of Research and Development. Before joining USANA, Dr. Wood served as Vice President of Research and Development for AgriDyne Technologies, Inc., formerly known as NPI, from 1992 to 1995. From 1980 to 1992, Dr. Wood served as Research Manager and Senior Scientist for AgriDyne Technologies. Dr. Wood received a B.S. in Environmental Biology from the University of California, Santa Barbara, and a M.S. in Environmental Sciences and Ph.D. from Yale University. He also earned an M.B.A. from Westminster College in Salt Lake City, Utah. We believe that Dr. Wood’s extensive expertise in nutrition, health and wellness, direct selling and corporate strategy qualify him to serve on our Board.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board unanimously recommends a vote FOR each director nominee named above.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

We have adopted a number of policies and practices, some of which we describe in this section of the Proxy Statement, which highlight our commitment to sound corporate governance principles. We also maintain a corporate governance page on our website that includes additional related information, as well as our codes of conduct, principles of corporate governance, and the charters for each of the standing committees of the Board. The “Governance” page is located on the “Investor Relations” section of our website at www.usana.com. The information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement.

Principles of Corporate Governance

We have summarized below governance practices we have implemented that are intended to enhance and encourage effective independent oversight of Board decisions.

Independent Directors

In accordance with the current listing standards of the NYSE, the Board, on an annual basis, affirmatively determines the independence of each director or nominee for election as a director. The Board has determined that Ms. Ding, Mr. Fleming, Mr. Fuller, Mr. Nixon, Ms. Pelosi, Mr. Winssinger, and Dr. Wood are “independent directors,” using the definition of that term in the Listed Company Manual of the NYSE. As a result, a majority of the Board, and all of the members of the Audit Committee, Compensation Committee, Sustainability Committee, and Governance, Risk & Nominating Committee are independent directors in accordance with the independence requirements of the NYSE and the SEC, including certain additional standards applicable to those committees. From time to time in this Proxy Statement, we refer to our independent directors, none of whom is an employee or executive of USANA, as our “non-management directors” or “non-employee directors.”

Our Audit Committee’s charter requires that all of the members of the Audit Committee be independent under NYSE listing standards and the rules of the SEC. The Board has determined that each of the current members of our Audit Committee is an independent director under NYSE listing standards and meets the enhanced standards of independence applicable to audit committee members under applicable SEC rules. The Board has also determined that each of Mr. Fuller, Mr. Nixon and Mr. Winssinger qualifies as an “audit committee financial expert” under applicable SEC rules.

Our Compensation Committee’s charter requires that all of the members of the Compensation Committee be independent under NYSE listing standards, including the enhanced independence requirements applicable to Compensation Committee members and “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that each of the current members of our Compensation Committee is an independent director under NYSE listing standards and a non-employee director within the meaning of Rule 16b-3 under the Exchange Act.

Our Governance, Risk and Nominating Committee’s charter requires that all of the members of the Governance and Nominating Committee be independent under NYSE listing standards. The Board has determined that each of the current members of our Governance, Risk and Nominating Committee is an independent director under NYSE listing standards.
Our Sustainability Committee’s charter requires that all of the members of the Sustainability Committee be independent under NYSE listing standards. The Board has determined that each of the current members of our Sustainability Committee is an independent director under NYSE listing standards.

Principles of Corporate Governance

The following is a summary of governance practices we have implemented that are intended to enhance and encourage effective independent oversight of Board decisions.

Stock Ownership Requirements

We have adopted minimum stock ownership policy requirements for directors and executive officers to align the interests of our directors and executive officers with the interests of our shareholders, and to promote our commitment to sound corporate governance. Non-employee directors are expected to hold at least two times their annual retainer fees in USANA common stock. Unexercised Stock-Settled Stock Appreciation Rights (“SSAR’s”), whether or not vested, and unearned and unvested Deferred Stock Units (“DSUs”) and Restricted Stock Units (“RSUs”) held by an independent or non-employee Board member are considered as stock held in satisfaction of this policy. Non-employee directors have five years from the date of their initial election or appointment as director to achieve compliance with these minimum ownership requirements.

Our executive officers (including executives who serve as directors) are expected to comply with the following stock ownership guidelines:

Position	Stock Ownership Requirement
Chief Executive Officer	5 times base salary*
All other executive officers	1 times base salary

*The Chief Executive Officer has five years from the officer’s appointment as Chief Executive Officer to accumulate sufficient stock ownership to comply with the requirement. More information about the minimum stock ownership requirements applicable to our executives is included in this Proxy Statement under the heading “Compensation Discussion and Analysis.”

Lead Independent Director

Because the Board believes that strong, independent Board leadership is an important aspect of corporate governance and beneficial to USANA and our shareholders, the Board has historically designated one of the directors as a Lead Independent Director. The Lead Independent Director is an independent director selected for a one-year term, or until their successor is chosen, by the other independent directors and is responsible for coordinating the activities of the independent directors. The Lead Independent Director presides at executive sessions of the independent directors and at meetings of the Board when the Chairman is not present and is a contact person for shareholders and third parties who may desire to contact the Board independently of the Chairman. Mr. Fuller served as Lead Independent Director during Fiscal Year 2024 and has again been appointed Lead Independent Director for Fiscal Year 2025. We believe that Mr. Fuller is an effective Lead Independent Director due to, among other things, his independence, his leadership experience in executive positions as chief financial officer and executive officer, his strong strategic and financial acumen, and commitment to ethics, as well as his extensive knowledge and deep understanding of USANA and our business.

Chairman and Chief Executive Officer Roles

Our Corporate Governance Guidelines provide that the roles of Chief Executive Officer and Chairman of the Board may be separated or combined. The Board does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the Board should be separate, and believes, instead, that it is most appropriate to retain the discretion and flexibility to make these determinations in the way that it believes best to provide appropriate leadership for the Company at any point in time. The Board previously combined the role of Chairman and Chief Executive Officer, until 2023 when Mr. Guest transitioned from the role of Chief Executive Officer to Executive Chairman and Jim H. Brown succeeded Mr. Guest as Chief Executive Officer. Consequently, the Board has now separated the Chairman and Chief Executive Officer functions and appointed Mr. Guest as Executive Chairman, in light of his experience, vision, leadership and deep knowledge of the Company and all of its stakeholders. As Executive Chairman, Mr. Guest is a key link between the Board and other members of the Company’s management team, including the Chief Executive Officer. The Board believes that at present the Executive Chairman function, along with a strong Lead Independent Director, serves the best interests of the Company and its shareholders and will continue to sustain our commitment to effective corporate governance.

Executive Sessions of Independent Directors
In accordance with NYSE listing standards, our independent directors regularly meet in executive session without employee directors or other executive officers present as part of every regularly scheduled Board and committee meeting. The Lead Independent Director chairs these executive sessions. In the event that the Lead Independent Director cannot preside at an executive session, the chairs of the Audit Committee, Compensation Committee, Governance, Risk & Nominating Committee, or Sustainability Committee lead these meetings on a rotating basis.

Insider Trading Policy

We have adopted an Insider Trading and Confidentiality Policy (the “Insider Trading Policy”), as well as procedures and guidelines under the Insider Trading Policy, which are applicable to our directors, officers, and employees, as well as the Company itself, that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the listing standards of the New York Stock Exchange. Our Insider Trading Policy, among other things, (i) prohibits our directors, officers, and employees and related persons and entities from trading in securities of USANA Health Sciences, Inc. and certain other companies while in possession of material, non-public information, (ii) prohibits our directors, officers, and employees from disclosing material, non-public information of USANA Health Sciences, Inc. and certain other companies to others who may trade on the basis of that information, and (iii) requires that certain designated individuals and roles of the Company only transact in USANA Health Sciences, Inc. securities during an open window period, subject to limited exceptions.
Prohibition Against Pledging USANA Securities and Hedging Transactions

Consistent with our Insider Trading Policy, we prohibit our executive officers and members of the Board from pledging our common stock or other securities and engaging in hedging transactions with respect to our securities. Our policies specifically prohibit our executive officers and non-employee directors from holding our securities in any margin account for investment purposes or otherwise using our securities as collateral for a loan. Our policy also prohibits the purchasing of certain instruments (including prepaid variable forward contracts, equity swaps, and collars) and engaging in short sales of our stock and other similar transactions that could be used to hedge or offset any decrease in the value of our securities.

Clawback Policy

The Board has adopted a clawback policy that is intended to be compliant with the requirements of the SEC and the NYSE listing standards and requires recoupment by the Company of excess cash and equity incentive compensation earned by our Section 16 Officers. In the event of an accounting restatement by the Company, which results from material non-compliance with financial reporting requirements under the federal securities laws, the Board or the Compensation Committee is required to, among other things, recoup any excess incentive compensation paid to an executive that was based upon the achievement of financial results that were subsequently restated. The Company’s 2015 Equity Incentive Award Plan and the 2025 Plan, if approved by the shareholders, each provides that awards made thereunder are subject to the Company’s clawback policies.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors, officers (including our Chief Executive Officer and Chief Financial Officer), and employees. We require that all of our directors, officers, and employees certify on an annual basis that they comply with the Code of Ethics. If we make any amendment to or grant any waivers of, a provision of our Code of Ethics that applies to our principal executive officer, principal financial officer or principal accounting officer that would require disclosure under applicable SEC rules, we will disclose such amendment or waiver and the reasons therefor on a Current Report on Form 8-K or on our next periodic report filed under the Exchange Act. The Code of Ethics may be found on the “Governance” page of the “Investor Relations” section of our website at www.usana.com.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines, which, in conjunction with our articles of incorporation, and bylaws, and the respective charters of the Board committees, discussed below, form the framework for our governance. All of these documents may be found on the “Governance” page of the “Investor Relations” section of our website at www.usana.com.

Committees of the Board of Directors

During Fiscal Year 2024, our Board had four standing committees: the Audit Committee, the Compensation Committee, the Sustainability Committee and the Governance, Risk & Nominating Committee. At each regularly scheduled Board meeting, the Chair or a member of each committee reports on any significant matters addressed by the committee.

Annual Assessment of Board Effectiveness

To ensure that our Board and its committees are performing effectively and in the best interests of the Company and its shareholders, the Board performs an annual assessment of itself, its committees, and its members, overseen by the Governance, Risk & Nominating Committee.

Plurality Plus Voting for Directors; Director Resignation Policy

Our bylaws contain a “plurality plus” voting standard for the election of directors. Under this standard, directors are elected by a plurality of the votes cast. However, the “plurality plus” standard provides that in an uncontested election (that is, an election where the number of nominees is equal to the number of open board seats), if an incumbent director standing for reelection is elected but receives more “WITHHOLD” votes than “FOR” votes cast, the director must submit her or his resignation to the Board. The Governance, Risk & Nominating Committee will then promptly consider the resignation and recommend to the Board the action to be taken on the offered resignation. The Board is required to act on the Committee’s recommendation no later than the date of the Board’s next regularly scheduled meeting. The director whose resignation is under consideration may not participate in the recommendation of the committee or deliberations of the Board with respect to her or his resignation. Following the Board’s decision, the decision is to be reported by filing a Current Report on Form 8-K. If a resignation is accepted, the Governance, Risk & Nominating Committee would also recommend to the Board whether to fill such vacancy immediately, retain the vacancy for a period, or reduce the size of the Board.
Term Limits and Mandatory Retirement Age

The Board has not established a maximum length of service or a mandatory retirement age for directors. The Board believes that the skill sets and perspectives of its members should remain sufficiently current and broad in dealing with current and changing business dynamics, and therefore seeks to maintain a balance of directors with varying lengths of service and ages. While the Board recognizes that term limits and/or a mandatory retirement age could assist in this regard, such requirements may have the unintended consequence of forcing the Board and the Company to lose the contribution of directors who over time have developed increased judgment, knowledge, and valuable insight into the Company and our operations. The Board also believes that there are other, more effective means to address board refreshment, including through a robust annual self-assessment process.

Communicating with the Board of Directors

Our shareholders or other interested parties wishing to communicate with the Board, the non-management directors as a group, or any individual director may do so in writing by addressing the correspondence to that individual or group as follows:

USANA Health Sciences, Inc.
c/o Joshua Foukas, Chief Legal Officer, General Counsel and Corporate Secretary
3838 West Parkway Boulevard
Salt Lake City, Utah 84120

Please address any communication by e-mail to investor.relations@usanainc.com and mark “Attention: Corporate Secretary” in the “Subject” field.

Our Chief Legal Officer serves as Corporate Secretary and determines, at his discretion, whether the nature of the communication is such that should be brought to the attention of the Board, a committee, the Lead Independent Director, or all independent directors. Accounting, audit, internal accounting controls, and other financial matters will be referred to the Chair of the Audit Committee. Other matters will be referred to the non-management directors, or individual directors as appropriate. As a general matter, the Corporate Secretary does not forward spam, junk mail, mass mailings, job inquiries, surveys, business solicitations, advertisements, or offensive or inappropriate material.

Risk Oversight and Management

Our Board is actively involved in the assessment, oversight and management of the material corporate risks that could affect the Company. The Board carries out its risk oversight and management responsibilities by monitoring risk directly as a full board and, where appropriate, through its committees. Effective risk oversight is a priority of the Board.

Our Board has delegated responsibility for risk management largely to the Audit Committee and the Governance, Risk & Nominating Committee. The Board has also delegated responsibility for risk management related to executive compensation to the Compensation Committee and risk management related to all matters of corporate sustainability to the Sustainability Committee. The Audit Committee oversees assessment and management of risk related to our financial, legal and fraud policies. This includes regular evaluation of risks related to our financial statements, internal control over financial reporting, liquidity, capital structure, and investments, including land acquisition and development. The Governance, Risk & Nominating Committee oversees our general risk identification and mitigation process. This includes regular evaluation of strategic, operational, legal, regulatory, and corporate governance risks, including through this committee’s oversight of the Company’s enterprise risk management system, which is operated by management. The Board and its committees also receive regular reports from members of senior management on areas of material risk to the Company. While the Board has an oversight role, management has the direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company. Each standing committee of the Board has the following risk oversight responsibilities and provides regular reports to the Board on at least a quarterly basis:

Audit Committee

The Audit Committee oversees the management of the following financial risks:

•Audit and accounting matters;
•Liquidity and credit;
•Corporate tax positions;
•Insurance coverage;
•Cash investment strategy;
•Financial results; and
•Related operational and regulatory matters.

In addition, the committee is responsible for managing risk relating to our financial and business process systems, including the performance of our internal audit function and independent registered public accounting firm, whistleblower complaints and internal investigations, systems of internal controls and disclosure controls and procedures.

Governance, Risk & Nominating Committee

The Governance, Risk & Nominating Committee oversees management of the following risks:

•Corporate governance practices;
•Compliance and ethics programs;
•Regulatory risk;
•Operational risk related to our information technology systems, including data security, data privacy, and artificial intelligence (AI) matters;
•Director independence;
•Board composition; and
•Board performance and effectiveness.

The committee also reviews, monitors and assesses the allocation of responsibility for risk oversight among the Board and the standing committees of the Board.

Sustainability Committee

The Sustainability Committee oversees and monitors our execution upon the following risks:

•Sustainability matters, including environmental, social, and governance (“ESG”) concerns and corporate social responsibility matters;
•Public policy and engagement;
•Political advocacy; and
•Charitable endeavors.

Compensation Committee

The Compensation Committee oversees the management of the following risks:

•Executive compensation;
•Compensation and benefit plans and arrangements;
•Compensation strategies, practices and policies; and
•Board compensation.

The Compensation Committee ensures that our compensation programs, including those applicable to our executives, do not encourage excessive risk taking. The Compensation Committee works periodically with its independent compensation consultant to structure executive compensation plans that are appropriately balanced and that incentivize management to act in the best interest of our shareholders.

Composition and Meetings of the Board of Directors and its Committees

The shareholders elect directors annually to serve for one-year terms or until their successors are elected and qualified. The Board establishes policy and provides strategic direction, oversight, and control of the Company. The Board met six times during Fiscal Year 2024 and each director attended at least 90% in the aggregate of the total number of meetings of the Board and the committees on which they served during Fiscal Year 2024. We encourage, but do not require, members of the Board to participate in our Annual Meeting of Shareholders, and two of our directors participated in last year’s Annual Meeting. Independent directors also met in executive session four times during Fiscal Year 2024, with all currently incumbent non-management Board members in attendance at each of those sessions.

Audit Committee

The Audit Committee has been formed to comply with the requirements of the definition of “audit committee” under Section 3(a)(58)(A) of the Exchange Act. During Fiscal Year 2024, the members of the Audit Committee were its Chair, Mr. Fuller, Ms. Ding, Mr. Nixon, Ms. Pelosi, Mr. Winssinger, and Dr. Wood. The Board has determined that each member of the Audit Committee meets the independence criteria established by the SEC under Rule 10A-3 under the Exchange Act and qualifies under the independence standards of the NYSE. The Board also has determined that each member of the Audit Committee is financially literate as interpreted by the Board in its business judgment, and that each of Mr. Fuller, Mr. Nixon and Mr. Winssinger qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K of the Exchange Act.

The Audit Committee met four times during Fiscal Year 2024, with all members of the Committee in attendance at each meeting during the period that they served as directors. In addition, the Committee met privately with internal audit, management and finance staff and with our independent registered public accounting firm during the year in fulfilling its duties described below. The Audit Committee makes recommendations to the Board with respect to financial and accounting matters in fulfilling the following duties.

The Audit Committee appoints and establishes the compensation for our independent registered public accounting firm, approves in advance all engagements with the independent registered public accounting firm to perform audit and non-audit services, reviews and approves the procedures used by us to prepare our periodic reports, and reviews and approves our critical accounting policies. The Audit Committee also discusses audit plans and reviews results of the audit engagement with our independent registered public accounting firm, obtains and reviews a report of our independent registered public accounting firm describing certain matters required by the listing standards of the NYSE, reviews the independence of our independent registered public accounting firm, oversees our internal audit function and our accounting processes, including the adequacy of our internal control over financial reporting and, where it determines to do so, makes recommendations to the Board with respect to rotation of the lead partner or the independent registered public accounting firm and with respect to other financial and accounting matters. Our independent registered public accounting firm and internal audit department report directly to the Audit Committee. The Audit Committee oversees and approves certain related party transactions and other matters that may involve conflicts of interest.

Governance, Risk & Nominating Committee

The Governance, Risk & Nominating Committee reviews, develops and makes recommendations regarding various matters related to the Board, including its size, composition, standing committees and practices. The Governance, Risk & Nominating Committee also reviews and implements corporate governance policies, practices, and procedures. The Governance, Risk & Nominating Committee reviews the performance and effectiveness of the Board, its standing committees, and its individual members. During Fiscal Year 2024, the members of the Governance, Risk & Nominating Committee were its Chair, Mr. Fuller, Ms. Ding, Mr. Fleming, Mr. Nixon, Ms. Pelosi, Mr. Winssinger and Dr. Wood. Each member of the Governance, Risk & Nominating Committee meets the definition of “independent” set forth in the NYSE standards. The Governance, Risk & Nominating Committee met four times during Fiscal Year 2024, with all members in attendance at each meeting during the period that they served as directors.

The Governance, Risk & Nominating Committee may from time to time consider qualified nominees for director who are recommended by shareholders. The Governance, Risk & Nominating Committee does not use different standards for evaluating nominees based on whether they have been suggested by our shareholders or by our directors. Shareholders who wish to make such a recommendation may do so by sending a written notice to our Corporate Secretary, as described under the heading “Shareholder Proposals for 2026 Annual Meeting” below.

Sustainability Committee

The Sustainability Committee reviews, develops and makes recommendations regarding all matters related to corporate sustainability. During Fiscal Year 2024, the members of the Sustainability Committee were its Chair, Ms. Pelosi, Mr. Fleming, Mr. Nixon, Mr. Winssinger and Dr. Wood. Each member of the Sustainability Committee meets the definition of “independent” set forth in the NYSE standards. The Sustainability Committee met four times during Fiscal Year 2024, with all members in attendance at each meeting during the period that they served as directors.

The Sustainability Committee (i) tracks our progress and execution of our sustainability strategy; (ii) oversees and reviews our sustainability disclosures, including those in this Proxy Statement and any sustainability report or other document issued by the Company; (iii) reviews public policy matters and trends that may affect the Company; and (iv) oversees our public policy engagement practices, as well as practices regarding political contributions and charitable endeavors.

Compensation Committee

The Compensation Committee has responsibility, authority, and oversight relating to the development of our overall compensation strategy and compensation programs. The Compensation Committee establishes our compensation philosophy and policies and oversees compensation plans for our executive officers and non-executive employees. The Compensation Committee seeks to ensure that our compensation policies and practices promote shareholder interests and support our compensation objectives and philosophy. Members of the Compensation Committee during Fiscal Year 2024 were Mr. Winssinger, as Chair, Mr. Fleming, Mr. Fuller, Mr. Nixon, Ms. Pelosi, and Dr. Wood. Each member of the Compensation Committee qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and as an independent director under the NYSE listing standards, for purposes of service on a compensation committee. The Compensation Committee met four times during Fiscal Year 2024, with all members in attendance at each meeting during the period that they served as members.

The Compensation Committee’s responsibilities include: (i) reviewing and recommending to the Board the salaries, bonuses, and other forms of compensation and benefit plans for management and (ii) administering our equity and long-term incentive compensation plans. The duties of the Compensation Committee as the administrator of those plans include, but are not limited to, determining those persons who are eligible to receive awards, establishing terms of all awards, authorizing officers of the Company to execute grants of awards, and interpreting the provisions of the equity compensation plans and grants that are made under those plans. The Compensation Committee determines the compensation of our Chief Executive Officer, Named Executive Officers (as defined in the notes to the Beneficial Ownership Table under “Security Ownership of Certain Beneficial Owners and Management”), and other executive officers as assigned by the Board. The Compensation Committee is also responsible for reviewing and approving the Compensation Discussion and Analysis or “CD&A” included in this Proxy Statement.

To assist it in carrying out its responsibilities, the Compensation Committee is authorized to retain the services of independent advisors. For purposes of advice and consultation with respect to compensation of our executive officers, the Compensation Committee has historically engaged the services of an independent, outside compensation consulting firm. In 2022, the Compensation Committee engaged CODA Advisors (“CODA”), a national compensation consulting firm, to review both executive compensation practices and competitiveness. During 2024, the Compensation Committee continued to utilize the report and related materials provided by CODA in 2022. More information is provided about CODA in the discussion under the heading “Compensation Discussion and Analysis” in this Proxy Statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee at December 28, 2024 was comprised of Mr. Winssinger, Chair, Mr. Fleming, Mr. Fuller, Mr. Nixon, Ms. Pelosi, and Dr. Wood. All members of the Compensation Committee are independent directors. No member of the Compensation Committee had any relationship requiring disclosure under “Transactions with Related Persons.” During Fiscal Year 2024, none of our executive officers served as a director or member of the compensation committee (or other committee of the Board of directors performing equivalent functions) of another entity that had an executive officer serving on our Board.

DIRECTOR COMPENSATION

We believe that our director compensation program is designed to attract and fairly compensate highly qualified, non-employee directors to represent our shareholders and to act in the shareholders’ best interests. The director compensation program was recommended by the Compensation Committee to, and approved by, our Board. The annual retainer paid to our non-employee directors consists of a quarterly cash retainer. These directors also generally receive an initial grant of equity, followed by annual equity grants. Our executive officers do not determine the amount of non-employee director compensation, except that Mr. Guest, our Executive Chairman of the Board, votes on the recommendations of the Compensation Committee in his capacity as a member of the Board. Mr. Guest is compensated as our Executive Chairman of the Board and he does not receive any cash or other compensation for his service as a director.

Fiscal Year 2024 Director Compensation

For the purpose of determining non-employee director compensation, the Compensation Committee considered recommendations from a 2022 survey of peer board compensation conducted by the Committee’s compensation consultant, the Director Compensation Report published by the National Association of Corporate Directors, and other resources. The Compensation Committee also considered an overview of the corporate governance environment as well as recent trends and developments relating to director compensation. The Committee also specifically considered the amounts payable under and the various components of our director compensation program, as well as the aggregate director compensation cost, in comparison to the boards of directors of the same group of peer companies that the Compensation Committee used in determining executive compensation. See the “Director Compensation Table” below, for total compensation paid to our directors in Fiscal Year 2024.

Cash Compensation. In Fiscal Year 2024, we paid each of our non-employee directors an annual cash retainer of $91,400. We paid additional amounts to certain directors as follows:

•$20,200 to the Chair of the Audit Committee;
•$15,200 to the Chair of the Compensation Committee;
•$13,000 to the Chair of the Governance, Risk & Nominating Committee; and
•$13,000 to the Chair of the Sustainability Committee

We do not pay meeting attendance fees unless the Board or a standing Board committee is required to hold an unusually high number of meetings, in which case the Compensation Committee may in its discretion, approve additional compensation for those directors affected by these additional meetings. Directors are also eligible for reimbursement of their expenses incurred in attending Board and committee meetings in accordance with Company policy. Examples of reimbursable expenses are airfare, hotel and meals for the director incurred in connection with attendance at meetings. We pay the director retainer fees in quarterly installments.
Equity Compensation. Our non-employee directors also participate in an equity compensation program. This program involves an initial grant of equity in connection with the director’s initial election or appointment to the Board, with the target delivered value prorated for the fiscal year based on the date of election or appointment. Initial equity awards generally vest in equal quarterly installments beginning with the quarter following the grant date for the number of quarters remaining in their initial year of service. We also make annual equity awards to each director. These awards also vest in four equal quarterly installments beginning with the quarter following the grant date. By delivering a portion of the annual director retainer in the form of equity-based compensation, the structure strengthens the alignment between the interests of our non-employee directors and our shareholders.

Director Compensation Table

The following table sets forth the compensation awarded to, or earned by, each of our non-employee directors during Fiscal Year 2024. The compensation disclosed below for Mr.Guest reflects his total compensation for his service as Executive Chairman of the Board, including compensation he receives as an employee of the Company. In Fiscal Year 2024, equity awards made to non-employee directors were in the form of RSUs as indicated in the notes to the table below.

The table below summarizes the compensation paid by us to our directors for the fiscal year ended December 28, 2024.

	Fees earned	Stock	All other	Total ($)
Name	or paid	awards ($)(2)	compensation
	in cash ($)(1)		($)(3)
Kevin G. Guest (4)	$—	$900,045	$920,768	$1,820,813
Xia Ding	$91,400	$127,029	$—	$218,429
John T. Fleming	$91,400	$127,029	$—	$218,429
Gilbert A. Fuller	$124,600	$127,029	$—	$251,629
J. Scott Nixon	$91,400	$127,029	$—	$218,429
Peggie J. Pelosi	$104,400	$127,029	$—	$231,429
Frederick J. Winssinger	$106,600	$127,029	$—	$233,629
Timothy E. Wood, Ph.D.	$91,400	$127,029	$—	$218,429

(1)	This amount reflects the aggregate dollar amount of all cash compensation earned for service as a director.
(2)	These amounts set forth in the “Stock Awards” column represent the aggregate grant date fair value of the RSUs granted during Fiscal Year 2024, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The aggregate grant date fair value is calculated using the closing price of our common stock on the grant date as if all of the shares underlying these awards were vested and delivered on the grant date. Each of these awards was granted under our 2015 Equity Incentive Plan. These amounts represent 17,700 RSUs granted to Mr. Guest on February 8, 2025, vesting 25% annually beginning on the first anniversary of the date of grant, and 2,697 RSUs granted to each of Ms. Ding, Mr. Fleming, Mr. Fuller, Mr. Nixon, Ms. Pelosi, Mr. Winssinger, and Dr. Wood on May 2, 2024, vesting in four equal quarterly installments, commencing on August 2, 2024.
(3)	Non-employee directors do not receive any other perquisites or personal benefits or property as part of their compensation. The All other compensation amount reported for Mr. Guest consists of Mr. Guest’s compensation as an employee of the company for 2024, specifically: (1) salary of $750,000; (2) a cash incentive plan bonus of $55,275; (3) $115,493 in other compensation, including $12,075 in employer's matching contributions to Mr. Guest's 401(k) plan, and $103,418 in the aggregate incremental cost of Mr. Guest's non-business use of the Company's aircraft.

PROPOSAL #2 – APPROVAL OF THE USANA HEALTH SCIENCES, INC. 2025 EQUITY INCENTIVE PLAN

The Board of Directors, upon the recommendation of the Compensation Committee (for purposes of this discussion, the “Committee”), has adopted, subject to shareholder approval, the USANA Health Sciences, Inc. 2025 Equity Incentive Plan (the "2025 Plan" or the "Plan"). The 2025 Plan is being adopted in anticipation of the expiration of the Company's 2015 Equity Incentive Award Plan (the "2015 Plan") and will allow us to continue to provide equity awards to directors, executive officers, employees and consultants in connection with the Company's long-term incentive compensation philosophy. Our directors and Named Executive Officers may have an interest in the approval of the 2025 Plan because they are eligible for awards under the 2025 Plan.

If approved by the shareholders at the Annual Meeting, the 2025 Plan would govern future grants of stock-based awards ("stock awards") to our employees, directors, and consultants. This proposal will not affect existing equity awards granted under our 2015 Plan. All outstanding options under the 2015 Plan will remain outstanding, but no further grants will be made under the 2015 Plan if the 2025 Plan is approved. As of March 10, 2025, there were 944,169 Restricted Stock Units ("RSUs"), 77,471 Performance Stock Units ("PSUs"), 27,322 Stock-Settled Stock Appreciation Rights ("SSARs"), and 8,482 Deferred Stock Units ("DSUs") outstanding under the 2015 Plan.

Shareholders are requested in this Proposal #2 to approve the 2025 Plan. The affirmative vote of a majority of the shares cast on this Proposal #2 either present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve this Proposal #2. Abstentions and broker non-votes will have no effect on the vote’s outcome on this proposal. The Board believes that the adoption of the 2025 Plan is in the best interest of the Company. The appropriate use of equity awards remains an essential component of our overall compensation philosophy. The Board believes that the 2025 Plan is necessary for us to continue to attract and retain well-qualified employees and directors who will contribute to our success, and to provide incentives to motivate such employees and directors that are directly linked to increases in shareholder value and will therefore benefit all of our shareholders.

A summary of the principal features of the 2025 Plan is provided below, but is qualified in its entirety by reference to the full text of the Plan, which is attached as Annex A to this Proxy Statement.

Summary of the 2025 Plan

Administration

The Plan will be administered by the Committee. The Committee will have the authority to, among other things, interpret the Plan, determine who will be granted awards under the Plan, determine the terms and conditions of each award, and take action as it determines to be necessary or advisable for the administration of the Plan.

Eligibility

The Committee may grant awards to any employee, officer, consultant or director of the Company and its affiliates. Only employees are eligible to receive incentive stock options. Approximately 83 employees, 8 officers, 8 non-employee directors, and no consultants would be eligible to participate in the Plan if it were currently in place. Non-employee directors currently receive awards as described in this Proxy Statement under Director Compensation and the Company's Named Executive Officers receive awards as described in this Proxy Statement under Executive Compensation.

Limitation on Awards and Shares Available

The Plan authorizes the issuance of up to 2,500,000 shares of common stock; plus the number of shares of common stock remaining available for issuance under the 2015 Plan but not subject to outstanding awards under the 2015 Plan as of the effective date of the Plan; plus the number of shares of common stock underlying any award made under the 2015 Plan that expires, terminates or is canceled or forfeited under the terms of the 2015 Plan (the Total Share Reserve).

Up to 500,000 of the Total Share Reserve may be issued under the Plan, in the aggregate, through the exercise of incentive stock options.

No non-employee director may be granted awards, during any fiscal year, with respect to shares of common stock that, together with any cash fees paid to the director during the fiscal year, have a total value that exceeds $500,000 (calculating the value of any awards based on the grant date fair value for financial reporting purposes).

If any outstanding award expires or is canceled, forfeited, or terminated without issuance of the full number of shares of common stock to which the award related, then the shares subject to such award will again become available for future grant under the Plan.

Shares tendered in payment of the option exercise price or delivered or withheld by the Company to satisfy any tax withholding obligation, or shares covered by a stock-settled stock appreciation right or other awards that were not issued upon the settlement of the award will not again become available for future grants under the Plan.

The Committee will make appropriate adjustments to these limits in the event of certain changes in the capitalization of the Company (see Adjustments Upon Changes in Stock).

Types of Awards That May Be Granted

Subject to the limits in the Plan, the Committee has the authority to set the size and type of award and any vesting or performance conditions. The types of awards that may be granted under the Plan are: stock options (including both incentive stock options (ISOs) and nonqualified stock options), stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs), performance awards, cash awards and other stock-based awards.

Stock Options

A stock option is the right to purchase shares of common stock at a future date at a specified price per share called the exercise price. An option may be either an ISO or a nonqualified stock option. ISOs and nonqualified stock options are taxed differently, as described under Federal Income Tax Treatment of Awards Under the Plan. Except in the case of options granted pursuant to an assumption or substitution for another option, the exercise price of a stock option may not be less than the fair market value (or in the case of an ISO granted to a ten percent shareholder, 110% of the fair market value) of a share of common stock on the grant date. As of the Record Date, the closing price of our common stock was $33.08. Full payment of the exercise price must be made at the time of such exercise either in cash or bank check or in another manner approved by the Committee.

Stock Appreciation Rights

A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of common stock on the date of exercise of the SAR over the exercise price. The exercise price of a SAR may not be less than the fair market value of a share of common stock on the grant date. SARs may be granted alone ("freestanding rights") or in tandem with options ("related rights").

Restricted Stock

A restricted stock award is an award of actual shares of common stock which are subject to certain restrictions for a period of time determined by the Committee. Restricted stock may be held by the Company in escrow or delivered to the participant pending the release of the restrictions. Participants who receive restricted stock awards generally have the rights and privileges of shareholders regarding the shares of restricted stock during the restricted period, including the right to vote and the right to receive dividends.

Restricted Stock Units

An RSU is an award of hypothetical common stock units having a value equal to the fair market value of an identical number of shares of common stock, which are subject to certain restrictions for a period of time determined by the Committee. No shares of common stock are issued at the time an RSU is granted, and the Company is not required to set aside any funds for the payment of any RSU award. Because no shares are outstanding, the participant does not have any rights as a shareholder. The Committee may grant RSUs with a deferral feature (deferred stock units or DSUs), which defers settlement of the RSU beyond the vesting date until a future payment date or event set out in the participant's award agreement. The Committee has the discretion to credit RSUs or DSUs with dividend equivalents.

Performance Awards

A performance award is an award of shares of common stock or units that are only earned if certain performance objectives and conditions are met. The Committee has the discretion to determine the number of shares of common stock or stock-denominated units subject to a performance share award, the applicable performance period, the performance objectives and conditions that must be satisfied for a participant to earn an award, and any other terms, conditions, and restrictions of the award.

Other Equity-Based Awards

The Committee may grant other equity-based awards, either alone or in tandem with other awards, in amounts and subject to conditions as determined by the Committee as set out in an award agreement.

Cash Awards

The Committee may grant cash awards that are designated performance compensation awards.

Vesting

The Plan allows for awards subject to either time-based vesting or performance-based vesting, or both. Awards to employees, officers and consultants that are subject to time-based and performance based vesting have a minimum vesting period of one year. Awards to directors will vest at the time or times set forth on a schedule established by the Committee in the applicable award agreement. The Company's practice over the last five years has been to grant awards to (i) employees and officers that vest 25% per year over a four year period, and (ii) directors that vest 25% per quarter (following the grant date) over a one year period.

Adjustments Upon Changes in Stock

In the event of changes in the outstanding common stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the grant date of any award, awards granted under the Plan and any award agreements, the exercise price of options and SARs, the maximum number of shares of common stock subject to all awards and the maximum number of shares of common stock with respect to which any one person may be granted awards during any period will be equitably adjusted or substituted, as to the number, price or kind of a share of common stock or other consideration subject to such awards to the extent necessary to preserve the economic intent of the award.

Unless the Committee specifically determines that such adjustment is in the best interests of the Company or its affiliates, the Committee will, in the case of ISOs, ensure that any adjustments made will not constitute a modification, extension or renewal of the ISO within the meaning of Section 424(h)(3) of the Internal Revenue Code (Code) and in the case of non-qualified stock options, ensure that any adjustments will not constitute a modification of such non-qualified stock options within the meaning of Section 409A of the Code. Any adjustments will be made in a manner which does not adversely affect the exemption provided under Rule 16b-3 under the Exchange Act. The Company will give participants notice of any adjustment.

Change in Control

Unless otherwise provided in an award agreement, in the event of a change in control, the vesting of all awards under the Plan will fully accelerate and all outstanding options, SARs and restricted awards will become immediately exercisable in the event of a participant's termination of service without cause or for good reason during the 12-month period following a change in control.

In the case of performance awards, in the event of a participant's termination of service without cause or for good reason, in either case, within 12 months following a change in control, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met as of the date of the participant's termination of service.

In the event of a change in control, the Committee may in its discretion and upon at least 10 days' advance notice to the affected persons, cancel any outstanding awards and pay to the holders the value of the awards based upon the price per share of common stock received or to be received by other shareholders of the Company in the event. In the case of any option or SAR with an exercise price that equals or exceeds the price paid for a share of common stock in connection with the change in control, the Committee may cancel the option or SAR without the payment of any consideration.

A change in control is defined as (a) the acquisition by one person or more than one person acting as a group, of Company stock representing more than 50% of the total fair market value or total voting power of the Company's stock; (b) the acquisition by one person or more than one person acting as a group, of Company stock possessing more than 30% of the total voting power of the Company's stock; (c) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board; or (d) the acquisition by one person or more than one person acting as a group, of Company assets with a total gross fair market value of more than 40% of the total gross fair market value of all of the Company's assets immediately before the acquisition.

Amendment or Termination of the Plan

The Board may amend or terminate the Plan at any time. However, except in the case of adjustments upon changes in common stock, no amendment will be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy applicable laws or the rules of the New York Stock Exchange. The Plan will terminate on the tenth anniversary of the effective date of the Plan, unless previously terminated by the Board.

Amendment of Awards

The Committee may amend the terms of any one or more awards. However, the Committee may not amend an award that would impair a participant's rights under the award without the participant's written consent.

Clawback and Recoupment

The Company may cancel any award or require the participant to reimburse any award or previously paid compensation provided under the Plan or an award agreement in accordance with the Company's clawback policy.

Federal Income Tax Consequences of Awards

The following is a summary of U.S. federal income tax consequences of awards granted under the Plan, based on current U.S. federal income tax laws. This summary does not constitute legal or tax advice and does not address municipal, state or foreign income tax consequences.

Nonqualified Stock Options

The grant of a nonqualified stock option will not result in taxable income to the participant. The participant will recognize ordinary income at the time of exercise equal to the excess of the fair market value of the shares on the date of exercise over the exercise price and the Company will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon the sale of the shares acquired on exercise will be treated as capital gains or losses.

Incentive Stock Options (ISOs)

The grant of an ISO will not result in taxable income to the participant. The exercise of an ISO will not result in taxable income to the participant if at the time of exercise the participant has been employed by the Company or its subsidiaries at all times beginning on the date the ISO was granted and ending not more than 90 days before the date of exercise. However, the excess of the fair market value of the shares on the date of exercise over the exercise price is an adjustment that is included in the calculation of the participant's alternative minimum tax liability for the year the shares are sold.

If the participant does not sell the shares acquired on exercise within two years from the date of grant and one year from the date of exercise then on the sale of the shares any amount realized in excess of the exercise price will be taxed as capital gain. If the amount realized in the sale is less than the exercise price, then the participant will recognize a capital loss.

If these holding requirements are not met, then the participant will generally recognize ordinary income at the time the shares are sold in an amount equal to the lesser of (a) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (b) the excess, if any, of the amount realized on the sale of the shares over the exercise price, and the Company will be entitled to a corresponding deduction.

SARs

The grant of a SAR will not result in taxable income to the participant. The participant will recognize ordinary income at the time of exercise equal to the amount of cash received or the fair market value of the shares received and the Company will be entitled to a corresponding deduction for tax purposes. If the SARs are settled in shares, then when the shares are sold the participant will recognize capital gain or loss on the difference between the sale price and the amount recognized at exercise. Whether it is a long-term or short-term gain or loss depends on how long the shares are held.

Restricted Stock and Performance Shares

Unless a participant makes an election to accelerate the recognition of income to the grant date (as described below), the grant of restricted stock or performance share awards will not result in taxable income to the participant. When the restrictions lapse, the participant will recognize ordinary income on the excess of the fair market value of the shares on the vesting date over the amount paid for the shares, if any, and the Company will be entitled to a corresponding deduction.

If the participant makes an election under Section 83(b) of the Code within thirty days after the grant date, the participant will recognize ordinary income as of the grant date equal to the fair market value of the shares on the grant date over the amount paid, if any, and the Company will be entitled to a corresponding deduction. Any future appreciation will be taxed at capital gains rates. However, if the shares are later forfeited, the participant will not be able to recover any taxes paid.

RSUs and PSUs

The grant of an RSU or PSU will not result in taxable income to the participant. When the RSU is settled, the participant will recognize ordinary income equal to the fair market value of the shares or the cash provided on settlement and the Company will be entitled to a corresponding deduction. Any future appreciation will be taxed at capital gains rates.

Section 409A

Section 409A of the Code imposes complex rules on nonqualified deferred compensation arrangements, including requirements with respect to elections to defer compensation and the timing of payment of deferred amounts. Depending on how they are structured, certain equity-based awards may be subject to Section 409A of the Code, while others are exempt. If an award is subject to Section 409A of the Code and a violation occurs, the compensation is includible in income when no longer subject to a substantial risk of forfeiture and the participant may be subject to a 20% penalty tax and, in some cases, interest penalties. The Plan and awards granted under the Plan are intended to be exempt from or conform to the requirements of Section 409A of the Code.

Section 162(m) and Limits on the Company's Deductions

Section 162(m) of the Code denies deductions to publicly held corporations for compensation paid to certain senior executives that exceeds $1,000,000.

New Plan Benefits

Awards under the Plan will be granted in amounts and to individuals as determined by the Committee in its sole discretion. Therefore, the benefits or amounts that will be received by employees, officers, directors and consultants under the Plan are not determinable at this time.

RECOMMENDATION

The Board unanimously recommends a vote FOR approving the USANA Health Sciences, Inc. 2025 Equity Incentive Plan.

PROPOSAL #3 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG as our independent registered public accounting firm for Fiscal Year 2025. KPMG has served as our independent registered public accounting firm since September 16, 2013. Services provided by KPMG to us and our subsidiaries in the Fiscal Year 2024 and the fiscal year ended December 30, 2023 (“Fiscal Year 2023”) are described below.

We are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification because we believe it is a sound corporate governance practice. If our shareholders do not ratify the selection, the Audit Committee will consider whether to retain KPMG, but may retain them in the Audit Committee’s discretion. In addition, even if the appointment is ratified, the Audit Committee could in its discretion subsequently appoint a different independent registered public accounting firm without shareholder approval, if it were to determine that doing so would be in the best interests of the Company and our shareholders.

The ratification of the appointment of KPMG requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Representatives of KPMG will be present virtually at the Annual Meeting and will have an opportunity to make a statement and/or to respond to appropriate questions from shareholders.

Independence

KPMG has advised us that it has no direct or indirect financial interest in us or in any of our subsidiaries and that during Fiscal Year 2024, it had no connection with us or any of our subsidiaries, other than as our independent registered public accounting firm or in connection with certain other services, as described below.

Fees to Independent Registered Public Accounting Firm

During Fiscal Year 2024, we entered into an engagement agreement with KPMG, which set forth the terms by which KPMG agreed to perform audit services for us and our subsidiaries. Those services consisted of the audit of our annual consolidated financial statements, and the effectiveness of our internal control over financial reporting, review of the quarterly financial statements, stand-alone audits of financial statements of certain subsidiaries, and accounting consultations, consents, and other services related to our SEC filings, tax compliance and consulting services and transfer pricing services. KPMG did not perform any financial information systems design and implementation services for us or our subsidiaries in Fiscal Year 2024.

During Fiscal Year 2023, we entered into an engagement agreement with KPMG, which set forth the terms by which KPMG agreed to perform audit services for us and our subsidiaries. Those services consisted of the audit of our annual consolidated financial statements, and the effectiveness of our internal control over financial reporting, review of the quarterly financial statements, stand-alone audits of financial statements of certain subsidiaries, and accounting consultations, consents, and other services related to our SEC filings, tax compliance and consulting services and transfer pricing services. KPMG did not perform any financial information systems design and implementation services for us or our subsidiaries for Fiscal Year 2023.

The following table summarizes the fees paid by us to KPMG during Fiscal Years 2024 and 2023.

Type of Service	Fiscal Year 2024	Fiscal Year 2023
Audit Fees	$3,123,183	$2,865,442
Tax Fees	$183,460	$187,066
Total Fees	$3,306,643	$3,052,508

Policy on Pre-Approval of Audit and Permissible Non-Audit Services

It is the policy of the Audit Committee, as set forth in the Audit Committee’s Charter, to pre-approve, consistent with the requirements of the federal securities laws, all auditing services and permissible non-audit services provided to the Company by its independent registered public accounting firm. The Audit Committee pre-approves any engagement of KPMG and has the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the independent registered public accounting firm and nominate an independent registered public accounting firm for shareholder approval.

Prior to the performance of any services, the Audit Committee approves all audit and non-audit services to be provided by our independent registered public accounting firm and the fees to be paid therefor. Although the Sarbanes-Oxley Act permits the Audit Committee to pre-approve some types or categories of services to be provided by the independent registered public accounting firm, it is the current practice of the Audit Committee to specifically approve all services provided by the independent registered public accounting firm in advance, rather than to pre-approve certain types of services. In connection with this practice, the Audit Committee has considered whether the provision of non-audit services is compatible with maintaining KPMG’s independence and has established policies and procedures for the pre-approval of audit, audit related, tax and permissible other services to be provided to the Company by our independent registered public accounting firm. All fees listed in the table above were pre-approved by the Audit Committee.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board unanimously recommends a vote FOR ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for Fiscal Year 2025.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of six directors, all of whom meet the independence standards contained in the NYSE listing standards, SEC rules, and USANA’s Corporate Governance Principles, and operates under a written charter adopted by the Board. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal control over financial reporting.

The Audit Committee selects, subject to shareholder ratification, the Company’s independent registered public accounting firm, and oversees and monitors the Company’s financial reporting process on behalf of the Board. The Audit Committee selected KPMG as the Company’s independent registered public accounting firm for Fiscal Year 2024. KPMG is responsible for performing independent audits of the Company’s consolidated financial statements and internal control over financial reporting and issuing opinions on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles, and on the effectiveness of the Company’s internal control over financial reporting. KPMG is also responsible for communicating its judgments as to the quality and the acceptability of the Company’s financial reporting, and such other matters as are required to be discussed with the Committee under the standards of the Public Company Accounting Oversight Board (“PCAOB”).

Management has reported to the Audit Committee that the Company’s consolidated financial statements for Fiscal Year 2024 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has also reviewed and discussed the audited consolidated financial statements for Fiscal Year 2024 and accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and KPMG. This discussion included KPMG’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee discussed with KPMG its independence from management and the Company, including the impact of any non-audit-related services provided to the Company, the matters in KPMG’s written disclosures, and the letter from KPMG to the Audit Committee pursuant to the applicable requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning its independence. The Audit Committee also discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 1301, as adopted by the PCAOB.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in USANA’s Annual Report on Form 10-K for the Fiscal Year ended December 28, 2024, filed with the Securities and Exchange Commission. The Audit Committee also evaluated and reappointed KPMG as the Company’s independent registered public accounting firm for Fiscal Year 2025.

Respectfully submitted by the members of the Audit Committee:

Gilbert A. Fuller, Chairman
Xia Ding
J. Scott Nixon, CPA (emeritus)
Peggie Pelosi
Frederic J. Winssinger
Timothy E. Wood, Ph.D.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock, as of March 10, 2025, by (i) each person known by us to be the beneficial owner of more than 5% of the issued and outstanding common stock based upon their most recent filings or correspondence with the SEC; (ii) each of our Named Executive Officers ("NEOs") (see Note 8 to the table below) and directors individually; and (iii) all of our executive officers and directors as a group.

Except as indicated in the footnotes below, each of the persons listed below is believed to exercise sole voting and investment power over the shares of common stock that are listed for such individual or entity in this table. The address of each director and executive officer shown in the table below is c/o USANA Health Sciences, Inc., 3838 West Parkway Boulevard, Salt Lake City, Utah 84120.

Name and Address	Number of Shares(1)	Percent of Class(2)
Beneficial Owners of More Than 5%
Gull Global, Ltd. (3) PO Box N-4899, 2/F Bahamas Financial Ctr. Shirley & Charlotte Streets Nassau, C5 BH1-1000	7,741,345	41.0%
BlackRock Inc. (4) 55 East 52nd Street New York, New York 10055	1,842,091	9.8%
Vanguard Group Inc. (5) PO BOX 2600 V26 Valley Forge, PA 19482-2600	1,546,690	8.2%
Renaissance Technologies LLC (6) 800 Third Avenue New York, New York 10022	1,090,864	5.8%
Pzena Investment Management LLC (7) 320 Park Avenue, 8th Floor New York, New York 10022	1,087,076	5.8%
Directors and Named Executive Officers (8)
Jim H. Brown, Chief Executive Officer & President (9)	22,884	*
G. Douglas Hekking, Chief Financial Officer (10)	5,943	*
Walter Noot, Chief Operating Officer	6,291	*
Brent Neidig, Chief Commercial Officer	4,743	*
Joshua Foukas, Chief Legal Officer & General Counsel	5,732	*
Kevin G. Guest, Executive Chairman of the Board (11)	29,469	*
Frederic J. Winssinger, Director (12)	9,531	*
Gilbert A. Fuller, Director (13)	6,170	*
Timothy E. Wood, Ph. D, Director (14)	7,611	*
Peggie J. Pelosi, Director (15)	4,849	*
John T. Fleming, Director (16)	5,200	*
J. Scott Nixon, CPA (emeritus), Director (17)	5,583	*
Xia Ding, Director (18)	4,713	*
Directors and Officers as a group (13 persons)	118,719	*

*	Less than one percent.

(1)
All entries exclude beneficial ownership of shares that are issuable pursuant to SSARs, RSUs, or PSUs that have not vested or that are not otherwise exercisable or vested as of the date hereof and which will not become vested or exercisable within 60 days of March 10, 2025.

(2)
Percentages are rounded to nearest one–tenth of one percent. Percentages are based on 18,860,016 shares outstanding on March 10, 2025. Shares of common stock subject to SSARs that are presently exercisable or exercisable within 60 days of March 10, 2025, are deemed to be beneficially owned by the person holding the SSARs for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for computing the percentage of any other person.

(3)	Reflects the number of shares held at year-end, as reported on Form 4 filed on November 17, 2024.

(4)	Reflects the number of shares held at year-end, as reported on Form 13F-HR filed on February 7, 2025.
(5)	Reflects the number of shares held at year-end, as reported on Form 13F-HR filed on February 11, 2025.
(6)	Reflects the number of shares held at year-end, as reported on Form 13F-HR filed on February 13, 2025.
(7)	Reflects the number of shares held at year-end, as reported on Form 13F-HR filed on February 7, 2025.
(8)
For Fiscal Year 2024, our NEOs (pursuant to Item 402 of Regulation S-K, comprising our principal executive officer, principal financial officer, and three additional highest compensated executive officers) Jim H. Brown (Chief Executive Officer & President), G. Douglas Hekking (Chief Financial Officer), Walter Noot (Chief Operating Officer), Brent Neidig (Chief Commercial Officer), and Joshua Foukas (Chief Legal Officer & General Counsel).

(9)	Includes 20,716 shares held of record and 2,168 shares that are held in the executive’s 401(k) account.
(10)	Includes 4,548 shares held of record and 1,395 shares that are held in the executive’s 401(k) account.
(11)	Includes 27,782 shares held of record and 1,687 shares that are held in the executive's 401(K) account.
(12)
Includes 5,197 shares held of record and 674 RSUs that will vest within 60 days of March 10, 2025, and are convertible to shares of common stock at a one-for-one ratio. Includes also, 3,660 DSUs, which are vested.

(13)
Includes 674 shares held of record and 674 RSUs that will vest within 60 days of March 10, 2025, and are convertible to shares of common stock at a one-for-one ratio. Includes also, 4,822 DSUs, which are vested.

(14)	Includes 6,937 shares held of record and 674 RSUs that will vest within 60 days of March 10, 2025, and are convertible to shares of common stock at a one-for-one ratio.
(15)	Includes 4,175 shares held of record and 674 RSUs that will vest within 60 days of March 10, 2025, and are convertible to shares of common stock at a one-for-one ratio.
(16)	Includes 4,526 shares held of record and 674 RSUs that will vest within 60 days of March 10, 2025, and are convertible to shares of common stock at a one-for-one ratio.
(17)	Includes 4,909 shares held of record and 674 RSUs that will vest within 60 days of March 10, 2025, and are convertible to shares of common stock at a one-for-one ratio.
(18)	Includes 4,039 shares held of record and 674 RSUs that will vest within 60 days of March 10, 2025, and are convertible to shares of common stock at a one-for-one ratio.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our common stock, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of our common stock and other securities. We assist our directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of copies of Section 16 reports in our possession and written representations from reporting persons regarding reports required to be filed during the fiscal year ended December 28, 2024, we believe that during 2024 all required reports for our directors, executive officers, principal accounting officer and persons who beneficially own more than 10% of our common stock were filed on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures Regarding Related Party Transactions

In the ordinary course of business, we may engage in transactions that have the potential to create actual or perceived conflicts of interest between USANA and our directors and officers or their immediate family members. The Audit Committee charter requires that the Audit Committee review and approve any related party transaction or, in the alternative, that it notify and request action on the related party transaction by the full Board. While we have not adopted formal written procedures for reviewing such transactions, in deciding whether to approve a related party transaction, the Audit Committee may consider, among other things, the following factors:

•	information regarding the goods or services that are proposed to be provided, or that are being provided, by or to the related party;
•	the nature of the transaction and the costs to be incurred by the Company;
•	an analysis of the costs and benefits that are associated with the transaction and a comparison of alternative goods or services that are available to the Company from unrelated parties;
•	an analysis of the significance of the transaction to the Company;
•	whether the transaction would be in the ordinary course of our business;
•	whether the transaction is on terms that are comparable to those that could be obtained in an arm’s-length dealing with an unrelated third party; and
•	whether the transaction could result in an independent director no longer being considered independent under the NYSE rules.
After considering these and other relevant factors, the Audit Committee either (1) approves or disapproves the related party transaction, or (2) requests that the full Board consider the matter. The Audit Committee will not approve any related party transaction that is not on terms that it believes are both fair and reasonable to USANA. The Company was not a party to any related party transactions in 2024 that required disclosure.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis Introduction and Executive Summary

The following Compensation Discussion and Analysis describes our executive compensation philosophy, the structure of our executive compensation programs, the factors that we consider when making decisions regarding the compensation for our Chief Executive Officer and other executive officers, including those NEOs identified in the Summary Compensation Table (referred to and included in the group referenced below by the terms “executive” and “executives” in this Compensation Discussion and Analysis).

Executive Summary

We believe that our executives and employees, as well as the compensation programs that incent them, are key factors in driving strong financial and operational performance and creating shareholder value. With that in mind, our executive compensation program is designed to, among other things, (i) provide a competitive and equitable compensation and benefits package for our executives; (ii) promote a pay-for-performance philosophy; and (iii) motivate and retain effective executives. Proposal Number 4 of this Proxy Statement provides you the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs for Fiscal Year 2024 as set forth in this Proxy Statement. At our 2024 Annual Meeting of Shareholders held on May 6, 2024, shareholders had the opportunity to provide an advisory vote on the compensation paid to our NEOs. Over 95% of the votes cast by our shareholders at that meeting were in favor of the non-binding resolution approving executive compensation paid in Fiscal Year 2023 to our NEOs. The Compensation Committee believes that those results generally affirm shareholder support of our approach to executive compensation.

Summary of 2024 Accomplishments
Although our fiscal year 2024 operating results reflected continued, cautious consumer sentiment across most of our markets, as net sales declined 7.2% and adjusted diluted earnings per share declined 21% compared to fiscal year 2023, we made progress on several meaningful initiatives which will begin rolling out across our business in 2025. For example, in 2024 we reorganized our sales, marketing, and communications departments into one commercial team to better position us to execute our customer growth strategy. We have already seen benefits from this reorganization, including new product launches that are illustrative of the early stages of our product innovation strategy, which includes increasing the cadence of new and upgraded high-quality, relevant, and premium products. During the year, we also completed our acquisition of Hiya Health Products, LLC, a fast growing, profitable, direct-to-consumer children's wellness brand, which is a meaningful milestone for USANA and an exciting addition to our business. We are confident that these initiatives will lay the foundation for the Company to generate long-term growth. During 2024, we also continued to align spending with net sales, generated $61 million of operating cash flow and ended the year with $182 million in cash and cash equivalents.
Compensation Philosophy and Objectives

Our compensation philosophy, as approved by the Compensation Committee, is to establish and maintain executive compensation programs that are designed to accomplish the following objectives:

•	Attract and retain, through a fair and competitive compensation plan, executives who have the intelligence, education, and experience that are required to effectively administer the affairs of the Company;
•	Motivate our executives to achieve certain financial and non-financial performance objectives for the benefit of our shareholders by tying components of their total compensation to individual and Company performance; and
•	Ensure that compensation practices do not impair our financial strength or future success.

Overview of Components of Executive Compensation Program

Our executive compensation program includes three main components: base salary, short-term incentive compensation (in the form of a cash bonus), and long-term incentive compensation (in the form of equity awards). Short-term incentive compensation is performance-based and designed to motivate our executives to achieve annual financial and non-financial performance objectives. The cap for short-term incentive compensation is 200% of an executive’s base salary. Long-term incentive compensation utilizes equity awards, which vest over several years. These awards reward the executive for sustainable corporate performance and are intended to align the financial interests of our executives with those of our shareholders. The Compensation Committee believes that these three components provide an appropriate framework to attract, retain and motivate our executives, and align a significant portion of executive compensation with short- and long-term performance objectives that drive shareholder value.

Key employees may elect to participate in the USANA Health Sciences, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), which is a nonqualified deferred compensation plan for certain key employees of the Company, including the Company’s NEOs. For retention purposes, we believe it is important to provide executive officers and key employees with an opportunity to accumulate savings for retirement. To accomplish this objective, in 2021 we adopted the Deferred Compensation Plan, which includes a limited matching contribution for certain key employees, including the NEOs, up to a maximum of 10% of the deferral (with the matching portion not to exceed $10,000).

Other than as described in this Compensation Discussion and Analysis and the Summary Compensation Table below, we typically do not provide benefits to our executives that are different from, or in addition to, those that are provided to our general employees.

Role of Compensation Committee

Our executive compensation philosophy and practice has been developed through a collaborative effort of the Compensation Committee, Chief Executive Officer, and Chief People Officer. In addition, the Compensation Committee has historically engaged the services of an independent, outside compensation consulting firm. The Compensation Committee regularly seeks input in its meetings from these officers and, in its discretion, the Compensation Consultant, including their ideas, opinions, and proposals regarding executive compensation; however, the Compensation Committee functions and votes independently and is responsible for all changes to the executive compensation philosophy and program.

Role of Corporate Management in Assisting Compensation Committee

The Compensation Committee has the primary authority to determine the Company’s compensation philosophy and to establish compensation for our NEOs. It is responsible for ensuring that executive compensation decisions are thoroughly researched and implemented. All of our executives and employees participate in an annual talent review in which the executive or employee receives input from their immediate supervisor, peers, and subordinates about his or her performance and contributions to our results for the period being assessed. The Compensation Committee seeks input from the Chief Executive Officer and the Chief People Officer to identify key factors and to obtain information related to executive compensation. These key factors and information generally involve an executive’s level of responsibility, years of experience, current overall compensation level in relation to external market studies and internal equity analyses between executives, the impact of current compensation practices on our financial statements and condition, the relationship between executive compensation and performance of the Company, and other relevant data.
Our Chief People Officer takes direction from and makes suggestions to the Chair of the Compensation Committee in establishing the quarterly committee meeting agenda and preparing the materials to be presented to the Compensation Committee. These materials contain minutes from prior meetings, key items to be addressed, and background information to help the Compensation Committee in its decision-making process.

Compensation Consultant

In Fiscal Year 2024, the Compensation Committee consulted with CODA and relied upon the comprehensive review of the Company’s executive compensation program performed by CODA in Fiscal Year 2022 as well as other market information and data to render executive compensation decisions. CODA’s review, along with the other market information, provided the Committee with information and data concerning a variety of factors of executive compensation, including total compensation benchmarking, aggregate equity compensation, and various other incentive practices. The Committee will utilize the materials from CODA to render executive compensation decisions for Fiscal Year 2025. Prior to engaging CODA, the Compensation Committee considered and assessed CODA’s independence. To ensure CODA’s continued independence and to avoid any actual or apparent conflict of interest, the Compensation Committee does not permit CODA to be engaged to perform any services for the Company beyond those services provided to the Compensation Committee. The Compensation Committee has sole authority to retain or terminate CODA as its executive compensation consultant and to approve its fees and other terms of engagement. The Compensation Committee regularly considers the independence of the Compensation Consultant and determines whether any related conflicts of interest require disclosure.

Peer Groups

We use two peer groups to benchmark the Company against similar companies in the marketplace: the Compensation Peer Group and the Performance Peer Group. The Compensation Peer Group consists of companies with which we generally compete for talent. This group is reviewed on a periodic basis for appropriateness. The Performance Peer Group consists only of publicly traded direct selling companies, including some who are in the broader Compensation Peer Group. This Performance Peer Group is used to assess the Company’s overall operating performance relative to the performance of these direct peers.

Compensation Peer Group

To assist it in rendering the executive compensation determinations for our executives, the Compensation Committee has utilized, among other things, a Compensation Peer Group of 15 publicly traded direct selling, nutritional or personal product companies to benchmark the Company’s position in its use of cash and equity compensation for executives. These companies were all within a reasonable range of our revenue, operating income, and market capitalization. This information was gathered and analyzed for the 25th, 50th, and 75th percentiles for annual salary, short-term incentive and long-term incentive pay elements. Where possible, the Compensation Committee matched our executives to appropriate proxy and survey positions based on job duties and level of responsibility to their counterparts in this peer group. For Fiscal Year 2024, our Compensation Peer Group included the following companies:

BellRing Brands	Edgewell Personal Care
E.L.F. Beauty	The Hain Celestial Group, Inc.
Herbalife, Ltd.	Prestige Brands Holdings, Inc.
Inter Parfums, Inc.	Primerica, Inc.
LifeVantage Corporation	Revlon, Inc.
Medifast	Weight Watchers International, Inc
Nature’s Sunshine Products, Incorporated	Simply Good Foods
Nu Skin Enterprises, Inc.

Performance Peer Group

The Performance Peer Group consists of other publicly traded direct selling companies and is used to assess (i) our operating performance relative to the performance of these direct peer companies, and (ii) the appropriateness of our incentive plan payout relative to this peer group. This group includes many of the companies in the broader Compensation Peer Group. The Performance Peer Group companies were selected because they compete with USANA in the consumer marketplace and for shareholder investment and face similar business dynamics and challenges. We utilize the Performance Peer Group in the Pay vs. Performance Table contained in this Proxy Statement as required by Item 402(v) of Regulation S-K to assess total shareholder return relative to the peer group. For Fiscal Year 2024, our Performance Peer Group included the following companies:

Herbalife, Ltd.	LifeVantage Corporation
Mannatech, Inc.	Medifast, Inc.
Nature’s Sunshine Products, Incorporated	Nu Skin Enterprises, Inc.

Compensation Risk Assessment

Our Compensation Committee considers the risk to the Company associated with each component of our executive compensation program, namely base salary, and short- and long-term incentive compensation. In considering these risks, the Compensation Committee believes that the following factors, among others, reduce the likelihood of excessive risk-taking in connection with executive compensation at USANA:

•	Our compensation components provide a balanced mix of (i) cash and equity compensation, (ii) short-term and long-term incentive compensation, and (iii) financial performance metrics;
•	Our executives all participate in the same short-term incentive program with similar performance metrics;
•	Maximum pay-out levels for short-term incentive compensation are capped at 200% of an executive’s base salary;
•	Our equity awards generally vest over several years and generate incremental value (over the value at the grant date, if any) if the Company performs well financially and our stock price increases over time;
•	We maintain strict internal control over the determination and payout of each component of executive compensation; and
•	We do not typically enter into employment or other management agreements with any of our executive officers that contain post-termination or change-in-control payments.

Based on the Compensation Committee’s review of these factors and on the results of the risk assessment, the Committee determined that our executive compensation is designed according to its stated philosophy and does not create risks that are reasonably likely to have a material adverse effect on the Company.

Components of Compensation

Base Salary

Base salary represents the fixed component of executive compensation and is intended to compensate executives for their qualifications and the value of their job in the competitive market. Our goal is to target the market median as our strategic target for base salary with actual individual compensation ranging between the 25th and 75th percentile of market pay. We review each executive’s salary and performance every year to determine whether base salary should be adjusted. Along with individual performance, we also consider movement of salary in the market and peer group, as well as our financial results from the prior year to determine appropriate salary adjustments. While the Compensation Committee applies general compensation concepts when determining the competitiveness of our executives’ salaries, the Compensation Committee generally considers base salaries as being competitive when they are within approximately 10% of the stated market target.

Fiscal Year 2024 Salary Review. For Fiscal Year 2024, the Compensation Committee did not increase the base salaries of the NEOs, and the Company’s executives generally, based on recommendations from CODA, the Company’s operating performance and the related measures by the Board and management to align the Company’s expenses with net sales performance. For Fiscal Year 2025, the Compensation Committee reviewed the performance delivered by the Company and NEOs in 2024, as well as compensation information from CODA, and approved a three percent (3%) base salary increase for each NEO as set out in the table below.

Executive and Title	2025 Base Salary	2024 Base Salary
Jim H. Brown, Chief Executive Officer & President	$824,000	$800,000
G. Douglas Hekking, Chief Financial Officer	$570,444	$553,829
Walter Noot, Chief Operating Officer	$566,809	$550,300
Brent Neidig, Chief Commercial Officer	$515,253	$500,245
Joshua Foukas, Chief Legal Officer & General Counsel	$502,259	$487,630

Short-Term Cash Incentive (Non-Equity Incentive Plan Compensation)

We offer our NEOs non-equity incentive plan compensation in the form of a cash bonus that is based on our achievement of certain financial performance objectives during the fiscal year. Cash bonuses are based on a percentage of the executive’s base salary. Each year, the Compensation Committee sets the range of the cash bonus for which each executive is eligible and sets the performance objectives on which cash bonuses for that year will be based.

2024 Executive Bonus Plan. For Fiscal Year 2024, the Compensation Committee approved the 2024 Executive Bonus Plan (the “2024 Bonus Plan”) in February 2024, based on the performance objectives of growth in net sales and profitability.

Under the 2024 Bonus Plan, a cash bonus based on 9.5% of our adjusted operating profits in excess of 10% of net sales of our direct selling segment is paid to executives in the form of a cash bonus. Adjusted operating profit is defined as earnings from operations for our direct selling segment, less expenses for accrued bonuses and equity compensation and the impact of business development operating activities. Payments are equal to a percentage of the executive’s base salary, up to 200% of base salary, depending on the Company’s performance under the criteria of the plan. Each executive’s target bonus percentage under the 2024 Bonus Plan was 50% of the executive’s base salary, with the exception that the target bonus percentage for Mr. Brown, our Chief Executive Officer & President, which was 100% of his base salary. The Compensation Committee set the bonus targets under the 2024 Bonus Plan pursuant to recommendations of the Compensation Consultant and other market resources.

Shortly after the year-end, the Compensation Committee reviewed the performance objectives established under the 2024 Bonus Plan and evaluated the actual performance delivered by the Company during Fiscal Year 2024. The Compensation Committee noted the following:

•	We achieved Fiscal Year 2024 direct selling net sales of $846 million, which is a 8.2% decrease compared to Fiscal Year 2023;
•	Our Fiscal Year 2024 adjusted operating profit was $98 million; and
•	We had Fiscal Year 2024 adjusted operating profit in excess of 10% of net sales of $13 million.

Based on our performance, and the criteria of the 2024 Bonus Plan, the Compensation Committee determined that each executive had earned a cash bonus under the 2024 Bonus Plan equal to 7.4% of the executive’s 2024 base salary, with the exception of Mr. Brown, who earned 14.8%. Consequently, the Compensation Committee awarded a bonus at this level to each executive participating in the plan. The actual cash bonuses paid to our NEOs under the 2024 Bonus Plan are reflected in column (f) of the Summary Compensation Table of this Proxy Statement.

2025 Executive Bonus Plan. In February 2025, the Compensation Committee approved the 2025 Executive Bonus Plan (the "2025 Bonus Plan") and designated constant currency net sales growth and adjusted operating profit as the performance objectives under the plan. Pursuant to the recommendations from CODA, the Compensation Committee approves the annual business plan presented by management which indicates expected net sales and earnings from operations. This determines the expected executive bonus levels with the target set between 10% and 50% of executive base salary, with the exception of Mr. Brown, our Chief Executive Officer & President, whose target bonus percentage will be 200%. Estimated payouts for the 2025 Bonus Plan are included in the section below in the table titled “Grants of Plan-Based Awards.”

Equity Compensation

Overview and Historical Practice. Equity compensation is an integral part of our compensation philosophy. We believe that equity grants that vest over a period of years tie a portion of our executives’ compensation to our long-term performance and align the interests of the executives with the interests of our shareholders. This practice delivers additional compensation to executives when the Company’s performance results in an increase in the value of our stock. The Compensation Committee awards equity compensation to supplement cash compensation and to ensure that total compensation paid to our executives is competitive in the marketplace and aligned with our long-term goals and objectives. Over the last several years, the Compensation Committee has granted equity awards consisting of SSAR's, RSUs and PSUs).

Although the Compensation Committee has not adopted a formal policy governing the timing of granting equity awards, the Committee has historically granted such awards on a predetermined annual schedule. The Compensation Committee has generally granted equity awards to executives in the first quarter of the fiscal year and to directors in the second quarter and expects to continue this practice. The Compensation Committee does not grant equity awards in anticipation of the release of material nonpublic information and does not time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive or director compensation. In addition, the Compensation Committee does not take material nonpublic information into account when determining the terms of equity awards.

In Fiscal Year 2023, the Compensation Committee introduced and granted performance based restricted stock units (PSUs), which (i) are intended to align a greater portion of executive compensation with Company performance, and (ii) vest only if the performance condition and market condition disclosed below are achieved by the Company during the vesting period. The grant value of the 2023 PSU Award (the "PSU Award") is 50% of the executive's base salary.

•	The vesting period for the PSU Award began on January 1, 2023, and ends on January 3, 2026.
•	The PSU Award vests on a three-year cliff basis at the end of the vesting period only if the following performance condition and market condition are satisfied during the vesting period:

Active Customer Growth Performance Condition:

•A three-year compound annual growth rate (CAGR) of 6.0% for the combined total of “Associates” and “Preferred Customers” in our Direct Selling Segment, referred to collectively as “Active Customers, is the minimum performance threshold for the Active Customer performance condition. If the Company achieves a CAGR of 6.0% or greater Active Customer growth (up to 9.0% Active Customer growth) during the vesting period and satisfies the market condition, then 100% of the PSU Award value will vest.

•If the Company achieves a three-year CAGR of at least 9.0% in Active Customers (up to 12.0% Active Customer growth) during the vesting period and satisfies the market condition, then 150% of the PSU Award will vest.

•If the Company achieves a three-year CAGR of at least 12.0% in Active Customers during the vesting period and satisfies the market condition, then 200% of the PSU Award value will vest.
Share Price Growth Market Condition:

•The share price for the Company’s common stock at the end of the vesting period must be a minimum of 12.0% greater than the share price at the beginning of the vesting period for the PSU Award to vest.

Components of our equity compensation program are as follows:

•	The Compensation Committee grants annual equity awards to executives to, among other things, help ensure each award has potential value if the Company performs;
•	SSARs and RSUs generally vest and become exercisable in four equal annual installments of 25% of the total award on each of the first through fourth anniversaries of the grant date;
•	PSUs granted in 2023, have a three-year vesting period and will vest between 0% and 200% based on the achievement of the performance condition and market condition noted above;
•
The value of the annual equity award to an executive is (i) in-line with the market for each executive’s title and position; (ii) inclusive of an internal equity review comparing aspects of each position with other positions; and (iii) calculated to generate total compensation for the respective executive at a level that accomplishes the described purposes of the Compensation Committee. The total compensation is targeted to be within the 50th to 75th percentile of the peer group;

•	The Compensation Committee utilizes awards of RSUs and PSUs in addition to SSARs to diversify the mix of equity granted to executives; and
•
Each of the grant value, share usage rate and shareholder value transfer rate associated with annual grants to executives is managed to be in line with the market and, more specifically, between the 50th and 75th percentile of the peer group.

The grant price for equity awards is determined by the closing price of our common stock on the date of grant.

Executive Stock Ownership Policy. The Compensation Committee has also adopted a formal executive stock ownership policy. Under this policy, executive officers identified by the Compensation Committee are required to hold at least a percentage of their annual base salary in USANA common stock as follows: (1) the CEO is required to hold five times his annual base salary (with five years to achieve this target); and (2) all other officers are required to hold a minimum of one times the value of their annual base salary. Unexercised SSARs, whether or not vested, and unvested RSUs are considered as held in satisfaction of this policy. The amount of an officer’s personal stock holdings is reviewed by the Compensation Committee annually and each officer (other than the CEO) is allowed two years from the date of hire or promotion, to achieve compliance with the policy.

Other Compensation

Other than as described above, we do not provide benefits to our NEOs that are different from or in addition to those that we provide to our general employees. Those benefits are described below.

Retirement: As described above, we provide a Deferred Compensation Plan for Executives and certain key employees and offer a limited matching contribution up to a maximum of 10% of the Executive’s deferral (with the matching portion not to exceed $10,000). For Fiscal Year 2024, we contributed matching funds totaling $58,725 to the Deferred Compensation Plan.

Executives may also participate in our employer-sponsored 401(k) retirement plan on the same terms and conditions, including employer-matching provisions, as other employees. For Fiscal Year 2024, we contributed matching funds totaling approximately $2.5 million to our 401(k) plan in which all eligible employee participants shared, including our executives. Except as disclosed in this section, we provide no other retirement benefits to our executives.

Severance: We do not have any pre-arranged severance agreements or contracts with any of our executives that contain post-termination or change-in-control payment provisions. From time to time, we have provided severance benefits to terminated or departing executives on a case-by-case basis.

Perquisites: It is our general practice not to provide significant perquisites or personal benefits to our executives. The Compensation Committee, however, retains the discretion to consider and award reasonable perquisites or personal benefits to executives as necessary to accomplish the objectives under our compensation philosophy. For example, the Compensation Committee has approved up to 40 hours of personal use of the Company’s aircraft for each of Mr. Brown as CEO and President and Mr. Guest as Executive Chairman. If either of Mr. Brown or Mr. Guest utilize the Company aircraft for personal use, they may report the same as incremental perquisite compensation or reimburse the Company for such use pursuant to a time-sharing agreement for the aircraft. We do not currently offer other perquisites or personal benefits to our executives such as pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

Insurance Plans and Other Benefits: We provide insurance plans and other benefits to our executives that are similar to those plans and benefits that we customarily provide to our general employees. In Fiscal Year 2024, we paid health, life, and disability insurance premiums on behalf of our executives, all on the same terms as those that we provide generally to all of our employees.

Indemnification: Our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide for indemnification of our directors, officers, employees, and other agents to the fullest extent and under the circumstances permitted by the Utah Revised Business Corporation Act. In addition, we have entered into agreements with our directors and officers that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent allowed. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons under the foregoing provisions, the SEC has stated that such indemnification is against public policy, as expressed in the Securities Act, and, therefore, such indemnification provisions may be unenforceable.

Accounting Considerations and Tax Deductibility of Executive Compensation

In designing compensation programs, we consider the effects that accounting and taxation may have on us, the NEOs, or other employees as a group. We account for equity compensation arrangements in accordance with FASB ASC Topic 718. All share-based payments to employees are measured at fair value on the date of grant and recognized in the statement of operations as compensation expense over the employees’ requisite service periods, to the extent that awards with performance conditions are considered probable.
Historically, Section 162(m) of the Internal Revenue Code generally limited the corporate tax deduction for compensation paid to certain executive officers that was not “performance based” to $1 million and provided an exception to the limitation for compensation qualifying as “performance-based compensation” within the meaning of the Internal Revenue Code and the applicable Treasury Regulations. The “Tax Cuts and Jobs Act,” (the “Tax Act”) enacted in December 2017, repealed the exemption to Section 162(m)’s deduction limit for performance-based compensation for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million is not deductible. While we will continue to monitor our compensation programs in light of the deduction limitation imposed by Section 162(m) of the Internal Revenue Code, our Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of the Company and our shareholders. As a result, we have not adopted a policy requiring that all compensation be deductible. The Compensation Committee may conclude that paying compensation at levels that are subject to limits under Section 162(m) of the Code is nevertheless in the best interests of the Company and our shareholders. Given changes made to Section 162(m) by the Tax Act, it is likely that we will not be able to deduct for federal income tax purposes a portion of the compensation paid to our NEOs in Fiscal Year 2024.
Many other Internal Revenue Code provisions and accounting rules affect the payment of executive compensation and are generally taken into consideration as our compensation arrangements are developed. For example, the Internal Revenue Code was amended to provide a surtax under Section 409A with respect to various features of deferred compensation arrangements of publicly-held corporations, mostly for compensation deferred on or after January 1, 2005. Our goal is to create and maintain compensation arrangements that are efficient, effective and in full compliance with these requirements.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of USANA has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management of the Company and based on such review and discussion in this Proxy Statement, has recommended to the Board that it be included in this Proxy Statement and incorporated by reference into USANA’s Annual Report on Form 10-K for the year ended December 28, 2024.

Submitted by the members of the Compensation Committee:
Frederic J. Winssinger, Chairman
John T. Fleming
Gilbert A. Fuller
J. Scott Nixon, CPA (emeritus)
Peggie Pelosi
Timothy E. Wood. Ph.D.

SUMMARY COMPENSATION TABLE

The following table sets forth information relating to the compensation of our Chief Executive Officer & President, and Chief Financial Officer, and our two other most highly compensated executive officers who remained employed at the end of Fiscal Year 2024 (our NEOs) for the Fiscal Years 2024, 2023 and 2022.

Name and principal position	Year	Salary ($)	Bonus ($)	Equity awards ($)(1)(2)	Non-equity incentive plan compensation ($)(3)	All other compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
Jim H. Brown, Chief Executive Officer & President	2024	$800,000	—	$2,400,018	$117,908	$44,181	(4)	$3,362,107
	2023	$709,923	—	$1,561,287	$157,144	$43,663		$2,472,017
	2022	$623,737	—	$1,002,579	$140,443	$26,381		$1,793,140
G. Douglas Hekking, Chief Financial Officer	2024	$553,829	—	$830,787	$40,817	$15,520	(5)	$1,440,953
	2023	$553,829	—	$830,761	$68,896	$15,615		$1,469,101
	2022	$550,786	—	$830,921	$81,296	$16,724		$1,479,727
Walter Noot, Chief Operating Officer	2024	$550,300	—	$825,499	$40,557	$22,075	(6)	$1,438,431
	2023	$535,589	—	$793,724	$66,627	$21,550		$1,417,490
	2022	$526,217	—	$635,060	$77,670	$20,675		$1,259,622
Brent Neidig, Chief Commercial Officer	2024	$500,245	—	$750,393	$36,868	$12,075	(7)	$1,299,581
	2023	$455,481	—	$521,996	$56,662	$11,550		$1,045,689
	2022	$432,606	—	$521,863	$63,853	$10,675		$1,028,996
Joshua Foukas, Chief Legal Officer & General Counsel	2024	$487,630	—	$731,477	$35,938	$13,289	(8)	$1,268,334
	2023	$487,630	—	$731,465	$60,661	$12,985		$1,292,741
	2022	$485,991	—	$585,164	$73,167	$10,675		$1,154,997

(1)
Amounts in this column reflect the grant date fair value of SSARs and RSUs computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the executive for these awards during the applicable fiscal year. Assumptions used in the calculation of these amounts are included in the Equity Based Compensation footnote to the consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 28, 2024.

(2)
During Fiscal Year 2023, certain officers and key employees were granted PSUs. On the grant date, the performance conditions were not deemed probable and therefore, the grant date fair value of the PSUs is not included in the "Equity Awards" column. The grant date fair value of the PSUs assuming maximum performance, would have been as follows: Mr. Brown - $713,299; Mr. Hekking - $553,829; Mr. Noot - $529,124; Mr. Neidig - $434,996; and Mr. Foukas - $487,630. The valuations of the PSUs for Fiscal Year 2023 were calculated using a Monte Carlo simulation, the assumptions for which are set forth in Note L of the Notes to the Consolidated Financial Statements in the Company's Annual Report on form 10-K for the fiscal year ended December 28, 2024.

(3)
Amounts paid as cash bonus in subsequent fiscal year for performance realized in prior fiscal year (i.e., results of 2024 Bonus Plan paid out in first quarter of Fiscal Year 2025) under our short-term incentive plan discussed in the Compensation Discussion and Analysis section of this Proxy Statement.

(4)
Amount disclosed in this column for Mr. Brown reflects: (i) employer’s matching contributions to the executive’s 401(k) plan in the amount of $12,075; (ii) employer’s matching contribution to the executive’s Deferred Compensation Plan in the amount of $10,000; and (iii) $22,106, which is the aggregate incremental cost* of Mr. Brown’s non-business use of the Company’s aircraft.

(5)
Amount disclosed in this column for Mr. Hekking reflects: (i) employer’s matching contributions to the executive’s 401(k) plan in the amount of $12,075; and (ii) employer’s matching contribution to the executive’s Deferred Compensation Plan in the amount of $3,445.

(6)
Amount disclosed in this column for Mr. Noot reflects: (i) employer’s matching contributions to the executive’s 401(k) plan in the amount of $12,075; and (ii) employer’s matching contribution to the executive’s Deferred Compensation Plan in the amount of $10,000.

(7)	Amount disclosed in this column for Mr. Neidig reflects employer’s matching contributions to the executive’s 401(k) plan in the amount of $12,075.
(8)
Amount disclosed in this column for Mr. Foukas reflects: (i) employer’s matching contributions to the executive’s 401(k) plan in the amount of $11,550; and (ii) employer’s matching contribution to the executive’s Deferred Compensation Plan in the amount of $1,435.

* The aggregate incremental cost of personal use of corporate aircraft by our CEO and President and Executive Chairman, if any, is included in “All Other Compensation” column of the Summary Compensation Table and Director Compensation Table. For purposes of the foregoing and the amounts shown in the table, the incremental cost of the non-business use of the corporate aircraft is determined based on the variable operating costs incurred by USANA in connection with such travel (including any related unoccupied positioning, or "deadhead," flights), which includes (i) landing, ramp, and parking fees and expenses; (ii) crew travel expenses; (iii) catering supplies and related expenses; (iv) aircraft fuel and oil expenses per hour of flight; (v) certain maintenance and repair expenses; and (vi) the cost of passenger ground transportation. Because the aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as the salaries of pilots and crew, the acquisition costs of the aircraft, and the costs of maintenance and upkeep.

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth all non-qualified deferred compensation to the Named Executive Officers for Fiscal Year 2024 pursuant to the USANA Health Sciences Deferred Compensation Plan.

Named Executive Officer	Executive contributions in last FY	Company contributions in last FY	Aggregate earnings in last FY	Aggregate withdrawals/ distribution	Aggregate balance at last FYE
	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Jim Brown	$185,034	$10,000	$92,202	—	$560,410
G. Douglas Hekking	$34,448	$3,445	$27,438	—	$187,392
Walter Noot	$207,598	$10,000	$124,094	—	$929,369
Brent Neidig	—	—	—	—	—
Joshua Foukas	$12,132	$1,213	$2,774	—	$33,384

GRANTS OF PLAN-BASED AWARDS

The table below summarizes estimated or targeted payouts to the NEOs under the 2025 Bonus Plan described in the Compensation Discussion and Analysis section of this Proxy Statement.

Name	Grant date		Estimated future payouts under non-equity incentive plan awards			All Other Stock Awards; Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards
			Threshold	Target	Maximum
			($)(1)	($)(1)	($)(1)	(#)(2)	($)(3)
(a)	(b)		(c)	(d)	(e)	(i)	(j)
Jim H. Brown,	N/A		—	$768,000	$1,600,000	—	—
Chief Executive Officer & President	2/8/2024	(4)	—	—	—	47,198	$2,400,018

G. Douglas Hekking,	N/A		—	$177,225	$1,107,658	—	—
Chief Financial Officer	2/8/2024	(4)	—	—	—	16,338	$830,787

Walter Noot,	N/A		—	$176,096	$1,100,600	—	—
Chief Operating Officer	2/8/2024	(4)	—	—	—	16,234	$825,499

Brent Neidig	N/A		—	$160,078	$1,000,490	—	—
Chief Commercial Officer	2/8/2024	(4)	—	—	—	14,757	$750,393

Joshua Foukas	N/A		—	$160,723	$1,004,518	—	—
Chief Legal Officer & General Counsel	2/8/2024	(4)	—	—	—	10,293	$523,399

(1)
Columns (f), (g) and (h) are intentionally omitted. There is no guaranteed payment to our Named Executive Officers under the 2025 Bonus Plan. If the minimum performance objectives are not achieved, they will receive no payout under the 2025 Bonus Plan. The amounts shown in column (d) reflect the target payout, which is 96% of base salary for Mr. Brown and 32% of base salary for each of the other executives. The amounts shown in column (e) reflect 200% of the executive’s base salary, which is the maximum payout that can be obtained under the 2025 Bonus Plan.

(2)	Equity awards granted to the Named Executive Officers consisted of RSUs and PSUs and were granted under the 2015 Equity Incentive Award Plan.
(3)	Fair value of RSUs and PSUs that have not vested.
(4)
RSU grant. Reflects RSUs that will vest 25% annually beginning on the first anniversary of the date of the grant. Fair value of the RSUs was calculated using the closing stock price on the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table includes certain information with respect to the value of all equity awards previously granted to the Named Executive Officers outstanding as of December 28, 2024.

			Option awards				Restricted Stock Unit awards
		Grant Date	Number Of Securities Underlying Unexercised Options (#)		Option exercise price	Option expiration date	Number of shares or units of stock that have not vested		Market value of shares or units that have not vested
	Name		Exercisable	Unexercisable
					($)		(#)		($)
z	Jim H. Brown, Chief Executive Officer & President	2/8/21	—	—	—	—	2,828	(1)	$100,931	(2)
		2/7/22	—	—	—	—	5,385	(1)	$192,191	(2)
		2/6/23	—	—	—	—	12,789	(1)	$456,439	(2)
		2/6/23	—	—	—	—	8,906	(3)	$—	(4)
		7/24/23	—	—	—	—	6,570	(1)	$234,483	(2)
		2/8/24	—	—	—	—	47,198	(1)	$1,684,497	(2)
	G. Douglas Hekking, Chief Financial Officer	2/8/21	—	—	—	—	2,322	(1)	$82,872	(2)
		2/7/22	—	—	—	—	4,463	(1)	$159,284	(2)
		2/6/23	—	—	—	—	10,598	(1)	$378,243	(2)
		2/6/23	—	—	—	—	6,914	(3)	$—	(4)
		2/8/24	—	—	—	—	16,338	(1)	$583,103	(2)
	Walter Noot, Chief Operating Officer	2/8/21	—	—	—	—	1,774	(1)	$63,314	(2)
		2/7/22	—	—	—	—	3,411	(1)	$121,739	(2)
		2/6/23	—	—	—	—	10,126	(1)	$361,397	(2)
		2/6/23	—	—	—	—	6,606	(3)	$—	(4)
		2/8/24	—	—	—	—	16,234	(1)	$579,391	(2)
	Brent Neidig, Chief Communications Officer	2/8/21	—	—	—	—	1,459	(1)	$52,072	(2)
		2/7/22	—	—	—	—	2,803	(1)	$100,039	(2)
		2/6/23	—	—	—	—	6,659	(1)	$237,660	(2)
		2/6/23	—	—	—	—	5,431	(3)	$—	(4)
		2/8/24	—	—	—	—	14,757	(1)	$526,677	(2)
	Joshua Foukas, Chief Legal Officer & General Counsel	2/8/21	—	—	—	—	1,667	(1)	$59,495	(2)
		2/7/22	—	—	—	—	3,143	(1)	$112,174	(2)
		2/6/23	—	—	—	—	9,331	(1)	$333,023	(2)
		2/6/23	—	—	—	—	6,088	(3)	$—	(4)
		2/8/24	—	—	—	—	14,385	(1)	$513,401	(2)

(1)	RSU and SSAR grants vest 25% annually beginning on the first anniversary of the date of the grant.
(2)	The market value of the RSUs that have not vested is calculated by multiplying the number of units shown in the table by $35.69, the closing stock price on December 28, 2024.
(3)
The amount of PSUs is based on 100% of target performance. PSUs will vest if the market and performance conditions are met or exceeded on January 3, 2026. As of December 28, 2024, achievement of the performance condition was not deemed probable.

(4)	PSU grant date fair value was determined using a Monte-Carlo simulation.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes information regarding the exercise of SSARs and each vesting of RSUs, for each of the Named Executive Officers on an aggregated basis during Fiscal Year 2024.

	Option awards		Restricted stock unit awards
(a)	(b)	(c)	(d)	(e)
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Jim H. Brown	—	—	15,650	$752,496
G. Douglas Hekking	—	—	11,132	$541,713
Walter Noot	—	—	9,184	$446,338
Brent Neidig	—	—	6,995	$340,395
Joshua Foukas	—	—	8,537	$414,906

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding awards and shares reserved for future issuance under our equity compensation plans as of December 28, 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding awards(1)		Weighted-average exercise price of outstanding awards		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	708,949	(2)	$66.61	(3)	120,812
Equity compensation plans not approved by security holders	None		N/A		None

Total	708,949	(2)	$66.61	(3)	120,812

(1)	Consists of shares of common stock issuable under the USANA 2015 Equity Incentive Award Plan.
(2)	Includes (i) 592,641 RSUs, 83,594 PSUs, and 8,482 DSUs that will entitle each holder to the issuance of one share of common stock for each unit, and (ii) 24,232 SSARs. A SSAR is the right to receive the appreciation in fair market value of common stock between the exercise date and the date of grant in shares of common stock. Based on the closing stock price of $35.69 on the last trading day of Fiscal 2024 and the exercise price of SSARs that were in-the-money, 0 shares of common stock would be issued upon the exercise of these SSAR awards.
(3)
Calculated without taking into account 684,717 shares of common stock subject to outstanding RSUs, DSUs and PSUs, which are issuable without any cash consideration or other payment required for such shares.

EMPLOYMENT CONTRACTS AND OTHER ARRANGEMENTS

We do not have written employment agreements with any of our NEOs.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), and Item 402(v) of Regulation S-K, we are providing the following tables, supporting graphs, and related information to show the total compensation for our NEOs for the past three fiscal years as set forth in the Summary Compensation Table ("SCT"), the “compensation actually paid” ("CAP") to our CEO and, on an average basis, our other NEOs (in each case, as determined under SEC rules), our Company total shareholder return ("TSR"), the TSR of certain peer companies over the same period, our net income, and our financial performance measure for compensatory purposes, operating profit.

Pay versus Performance Table

	Summary Compensation Table Total For CEO		Compensation Actually Paid to CEO(3)		Average Summary Compensation Table Total for Other NEOs (4)	Average Compensation Actually Paid for Other NEOs(4)	Value of Initial Fixed $100 Investment Based on:
									Net Income $ in Thousands	Operating Profit $ in Thousands(6)
							Total Shareholder Return(5)	Peer Group Total Shareholder Return(5)
Year	First CEO(1)	Second CEO(2)	First CEO(1)	Second CEO(2)
2024	$3,362,107	N/A	$2,066,428	N/A	$1,361,825	$824,802	$45	$109	$42,030	$66,324
2023	$2,472,017	$3,914,855	$2,380,847	$3,844,225	$1,332,720	$1,324,463	$69	$65	$63,788	$93,071
2022	N/A	$3,745,259	N/A	$(592,259)	$1,428,447	$421,061	$68	$91	$69,350	$107,614
2021	N/A	$3,909,615	N/A	$5,961,086	$1,566,413	$2,125,022	$129	$134	$116,505	$170,192

(1)Mr. Brown was promoted to CEO on July 1, 2023. He is currently serving as our CEO and is our First CEO.
(2)Mr. Guest was the CEO for each of Fiscal Years 2022 and 2021. On July 1, 2023, Mr. Guest transitioned from CEO to Executive Chairman of the Board. He is our Second CEO.
(3)Item 402(v) of Regulation S-K requires certain adjustments be made to the SCT totals to determine CAP as reported in the Pay versus Performance Table. CAP does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. In general, CAP is calculated as SCT total compensation adjusted to include the fair market value of equity awards as of December 31 of the applicable year or, if earlier, the vesting date (rather than the grant date). NEOs do not participate in a defined benefit plan so no adjustment for pension benefits is included in the table below. Similarly, no adjustment is made for dividends as the Company did not pay a dividend in Fiscal Years 2024, 2023, 2022, and 2021. The following table details these adjustments:

				Add:	Add:	Add:
			Deduct:	Fair Value at	Change in Fair	Change in Fair
		Summary	Grant Date	Fiscal Year End	Value as of Vesting	Value of
		Compensation	Fair Value	of Outstanding and	Date of Equity	Outstanding and	Compensation
		Table	of Equity	Unvested Equity	Awards Granted in	Unvested Equity Awards	Actually
Year	Executive(s)	Total	Awards	Awards Granted	Prior Years which	Granted in Prior	Paid
				in Fiscal Year	Vested in Fiscal Year	Fiscal Years
2024	First CEO	$3,362,107	$(2,400,018)	$1,684,497	$(86,344)	$(493,814)	$2,066,428
	Other NEOs	$1,361,825	$(784,539)	$550,643	$(44,525)	$(258,602)	$824,802
2023	First CEO	$2,472,017	$(1,561,287)	$1,383,523	$79,630	$6,964	$2,380,847
	Other NEOs	$1,332,720	$(736,124)	$671,166	$52,110	$4,591	$1,324,463
2023	Second CEO	$3,914,855	$(2,836,324)	$2,585,932	$202,034	$(22,272)	$3,844,225
	Other NEOs	$1,332,720	$(736,124)	$671,166	$52,110	$4,591	$1,324,463
2022	Second CEO	$3,745,259	$(2,458,135)	$1,404,799	$(323,940)	$(2,960,242)	$(592,259)
	Other NEOs	$1,428,447	$(762,035)	$435,495	$(60,722)	$(620,124)	$421,061
2021	Second CEO	$3,909,615	$(2,386,513)	$2,835,017	$237,050	$1,365,917	$5,961,086
	Other NEOs	$1,566,413	$(732,762)	$870,472	$130,175	$290,724	$2,125,022
(4)For Fiscal Year 2024, the other NEOs were Mr. Hekking, Mr. Noot, Mr. Neidig, and Mr. Foukas. For Fiscal Year 2023, the other NEOs were Mr. Hekking, Mr. Noot, Mr. Foukas, and Mr. Macuga. For Fiscal Years 2022 and 2021, the other NEOs were Mr. Brown, Mr. Hekking, Mr. Noot, and Mr. Mulham.
(5)Company TSR and Peer Group TSR reflect the information in our Annual Report on Form 10-K pursuant to Item 201(e) of Regulation S-K for the fiscal year ended December 28, 2024. For 2021, the Company utilized the S&P 500 Index for purposes of Company TSR and the dollar value in this column for 2021 reflects that index. For 2024, 2023 and 2022, the Company changed the Company TSR index selection to the Russell 2000 (which reflects publicly traded companies that are more closely correlated to the Company’s enterprise value) and the value in this column for 2024, 2023 and 2022 reflects that index. For 2021, the Peer Group TSR value includes the following Performance Peer Group companies: Nu Skin Enterprises, Inc., Herbalife Nutrition Ltd., Lifeway Foods, Inc., Natural Alternatives International, Inc., and Hain Celestial Group, Inc. For 2024, 2023 and 2022, the Company changed its peer group companies and, consequently, the Peer Group TSR for this year reflects the following Performance Peer Group companies: Nu Skin Enterprises, Inc., Herbalife Nutrition, Ltd., LifeVantage Corporation, Medifast, Inc., Nature’s Sunshine Products, Inc., and Mannatech, Inc. The constituents of the 2024, 2023 and 2022 peer group are publicly traded direct selling companies that more closely correlate to the Company’s business at the enterprise level. The cumulative TSR depicts a hypothetical $100 investment in the Company’s common stock on December 31, 2019, and shows the value of that investment over time (assuming the reinvestment of dividends if applicable to the stock or index) for each calendar year. A hypothetical $100 investment in the Peer Group using the same methodology is shown for comparison.
(6)We selected operating profit as the most important financial performance measurement to link CAP to Company performance for Fiscal Year 2024.

The table below shows the relationship between our cumulative total shareholder return and that of our peer group and Russell 2000 Index in each case over the past four fiscal years:

Most Important Performance Measures

The items listed below represent the most important performance measures used to link CAP to the Company’s performance for Fiscal Year 2024.

•Operating Profit (included in the table above as the most important financial measure)
•Net Sales
•Net Income
•Cash from Operations
•Free Cash Flow
•Total Active Customer Counts (included as a non-financial performance measurement)

We selected operating profit as the Company’s most important financial measure for evaluating pay versus performance because it is the key metric in our short-term incentive compensation plan (referenced in the CD&A above as the “2024 Bonus Program” and “2025 Bonus Program”). Operating profit is used by management and the Board of Directors, including the Compensation Committee, to evaluate the performance of our executives on their effectiveness in generating net sales growth and active customer growth while maintaining the Company’s targeted level of profitability. It is also a key metric used to assess the Company’s performance relative to the Performance Peer Group. We believe our historical operating results have demonstrated that performance-based compensation utilizing the Company’s operating profit as the central performance target creates alignment with shareholder interests. We also believe that, although the Company has historically granted only time-vested equity awards to executives under the long-term incentive compensation component of its executive compensation program, operating profit-based performance objectives also create alignment with shareholder interests under the long-term component of our executive compensation program because a more robust operating profit generally translates to increased shareholder value.

Free cash flow (“FCF”) is a non-GAAP financial measure that we believe provides investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. We believe it provides a measure of our ability to fund various discretionary business initiatives, including acquisitions and share repurchases. Free cash flow is calculated by subtracting net capital expenditures from net cash provided by operating activities.

Operating Profit Graphical Representation

Set out below in accordance with Item 402(v) of Regulation S-K is a graphical representation of the relationship between CAP and the Company’s operating profit for Fiscal Years 2024, 2023, 2022, and 2021.

TSR Graphical Representation

Set out below in accordance with Item 402(v) of Regulation S-K is a graphical representation of the relationship between CAP and cumulative total shareholder return of the Company for Fiscal Years 2024, 2023, 2022, and 2021.

Net Income Graphical Representation

Set out below in accordance with Item 402(v) of Regulation S-K is a graphical representation of the relationship between CAP and the net income of the Company for Fiscal Years 2024, 2023, 2022 and 2021.

FISCAL YEAR 2024 CEO PAY RATIO

As required by Section 953(b) of Dodd-Frank, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual compensation of our employees and the annualized total compensation of Jim H. Brown, as CEO, for Fiscal Year 2024. The Compensation Committee reviewed a comparison of our CEO annual total compensation in Fiscal Year 2024 to that of all other Company employees for the same period. Below is the ratio of the pay of our CEO to the annual pay of our “median employee” (the “Pay Ratio”) under the rule.

We identified the median employee by examining the Fiscal Year 2024 total compensation for all full-time and part-time Company employees, excluding our CEO, employed by us on December 28, 2024. We are not using the same median employee that we used last year because that employee’s wages no longer represented the median due to an increase in the number of employees with the Company. We calculated annual total compensation using the same methodology we use for our Named Executive Officers as set forth in the 2024 Summary Compensation Table above. We adjusted estimates with respect to total compensation by annualizing the compensation for any newly hired, full-time employees who were not employed by us for all of Fiscal Year 2024. We have a global workforce, with employees working in 23 countries worldwide, as measured by full-time equivalency. Compensation paid in foreign currencies was converted to U.S. dollars based on average exchange rates in effect on December 28, 2024.

Total compensation of our CEO, Jim H. Brown, was $3,332,599 for Fiscal Year 2024. Annual total compensation for our median employee was $47,149. The Pay Ratio for Fiscal Year 2024 is 71 to 1. Under the SEC’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including the employee population sampled, the elements of pay and benefits used, any assumptions made and the use of statistical sampling. In addition, no two companies have identical employee populations or compensation programs, and pay, benefits and retirement plans differ by country even within the same company. As a result of our methodology for determining the pay ratio, which is described above, our Pay Ratio may not be comparable to the pay ratios of other companies in our industry or in other industries because other companies may rely on different methodologies, or assumptions, or may make adjustments that we do not make.

PROPOSAL #4 – ANNUAL ADVISORY “SAY ON PAY” VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION

Our Board believes that our compensation philosophy and program design are essential elements of our culture. Executive compensation is important in providing us with a competitive advantage in successfully attracting talent in a highly competitive industry. Our Compensation Committee has carefully considered the elements of executive compensation as it looks to appropriately incentivize our executive management and align their interests with shareholder value creation.

We are required under Section 14A of the Exchange Act, enacted pursuant to Dodd-Frank and rules promulgated by the SEC, to conduct a non-binding advisory vote of our shareholders to approve the compensation paid to our Named Executive Officers as disclosed in this Proxy Statement. This is sometimes referred to as a “say-on-pay proposal.”

This vote is not intended to address any specific item of compensation, rather we are asking that you indicate your support for the overall compensation of our Named Executive Officers, and the executive compensation policies and practices as described in the Compensation Discussion and Analysis and in the accompanying “Executive Compensation Tables” and related disclosures in this Proxy Statement. These descriptions and disclosures contain a more detailed discussion of our compensation programs and policies, the compensation governance measures undertaken and implemented by our Board, and the compensation awarded to our Named Executive Officers during Fiscal Year 2024.

This is not a vote on our general compensation policies or any specific element of compensation, the compensation of our non-employee directors, our CEO Pay Ratio, or the features of our compensation program designed to prevent excessive risk-taking. The results of the advisory vote are not binding on our Board. However, in accordance with SEC regulations, the Compensation Committee will disclose the extent to which it takes into account the results of the vote in the Compensation Discussion and Analysis to be included in our 2026 proxy statement and take them into consideration when structuring future executive compensation arrangements.

The Company is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse our pay program for the Named Executive Officers by voting for or against the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative discussion.”

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that you vote FOR the proposal.

SHAREHOLDER PROPOSALS FOR 2026 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals must be received by our Corporate Secretary at USANA Health Sciences, Inc., Attention: Corporate Secretary, 3838 West Parkway Blvd., Salt Lake City, Utah 84120-6336, no later than December 5, 2025, to be eligible for inclusion in our form of proxy, notice of meeting and proxy statement relating to the 2026 Annual Meeting of Shareholders. We are not required to include in our proxy materials a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by applicable SEC rules. The SEC has promulgated rules relating to the exercise of discretionary voting authority pursuant to proxies solicited by the Board.

If a shareholder intends to present a proposal at the 2026 Annual Meeting without including that proposal in our proxy materials as described above and written notice of the proposal is not received by us by February 3, 2026, or if we meet other requirements of the applicable SEC rules, then the proxies solicited by the Board for use at the 2026 Annual Meeting will confer discretionary authority to the individuals acting under the proxies to vote on the proposal at the 2026 Annual Meeting. Our 2026 Annual Meeting is currently scheduled to be held on May 4, 2026.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board knows of no matter that will be properly presented for action at the Annual Meeting other than those matters discussed in this Proxy Statement. However, if any other matter requiring a vote of the shareholders properly comes before the Annual Meeting, the individuals acting under the proxies solicited by the Board will vote and act according to their best judgment in light of the conditions then prevailing, to the extent permitted under applicable law.

ANNUAL REPORT ON FORM 10-K

Audited consolidated financial statements for the Company and its subsidiaries for the Fiscal Year ended December 28, 2024, are included in our Annual Report on Form 10-K filed with the SEC. Copies of the Annual Report on Form 10-K for Fiscal Year 2024 (excluding exhibits, unless such exhibits have been specifically incorporated by reference therein) may be obtained without charge by writing to USANA Health Sciences, Inc., Attention: Investor Relations, 3838 West Parkway Blvd., Salt Lake City, Utah 84120-6336. Our reports and other public filings, including this Proxy Statement, also may be obtained from the SEC’s online database, located at www.sec.gov.

Our Annual Report on Form 10-K for Fiscal Year 2024 and other SEC filings are also available on the “Investor Relations” section of our website at www.usana.com and can be viewed at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The Annual Report on Form 10-K is not deemed a part of the proxy soliciting material for the Annual Meeting.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

Registered shareholders can further save us expense by consenting to receive all future proxy statements, forms of proxy and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please access the website www.proxyvote.com when transmitting your voting instructions and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. Your choice will remain in effect unless and until you revoke it.

To revoke your decision to receive or access shareholder communications electronically, access the website www.proxyvote.com, enter your current PIN, select “Cancel my Enrollment,” and click on the Submit button. After submitting your entry, the Cancel Enrollment Confirmation screen will be displayed. This screen will show your current Enrollment Number. To confirm your enrollment cancellation, click on the Submit button. Otherwise, click on the Back button to return to the Enrollment Maintenance screen. After submitting your entry, the Cancel Enrollment Complete screen will be displayed. This screen will indicate that your enrollment has been cancelled. You may be asked to complete a brief survey to help us understand why you opted out of electronic delivery. You will be sent an e-mail message confirming the cancellation of your enrollment. No further electronic communications will be conducted for your account and your Enrollment Number will be marked as “Inactive.” You may reactivate your enrollment at any time. You will be responsible for any fees or charges that you would typically pay for access to the Internet.

REDUCING DUPLICATE MAILINGS

The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports to shareholders, proxy statements, and Notices of Internet Availability of Proxy Materials) to households. Under this procedure, registered shareholders who have the same address and last name and who receive either Notices of Internet Availability of Proxy Materials or paper copies of the proxy materials in the mail will receive only one copy of our proxy materials, or a single envelope containing the Notices of Internet Availability of Proxy Materials, for all shareholders at that address. This consolidated method of delivery continues until one or more of these shareholders notifies us that they would like to receive individual copies of proxy materials. This procedure reduces our printing costs and postage fees. Shareholders who participate in householding continue to receive separate proxy cards or Notices of Internet Availability of Proxy Materials for voting their shares.

A registered shareholder at a shared address may contact us by mail addressed to USANA Health Sciences, Inc., Attention: Investor Relations, 3838 West Parkway Blvd., Salt Lake City, Utah 84120-6336, or by phone at (801) 954-7100, to: (a) request additional copies of this Proxy Statement and our 2024 Annual Report or the Notice of Internet Availability of Proxy Materials; or (b) notify us that the registered shareholder wishes to discontinue householding and receive a separate copy of proxy materials in the future.

Beneficial shareholders may request information about householding from their bank, broker or other holder of record.

By Order of the Board of Directors,

Joshua Foukas
Chief Legal Officer, General
Counsel and Corporate Secretary
Date:	April 4, 2025

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V67195-P26086 ! ! ! For All Withhold All For All Except For Against Abstain ! !! ! !! ! !! USANA HEALTH SCIENCES, INC. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Nominees: 3. Ratify the selection of KPMG LLP as our independent registered public accounting firm for the Fiscal Year 2025. 2. Approval of the USANA Health Sciences, Inc. 2025 Equity Incentive Plan. 4. Approve on an advisory basis the Company's executive compensation, commonly referred to as a "Say on Pay" proposal. NOTE: To consider and act upon such other business as may properly come before the meeting or at any postponement or adjournment thereof. 1. Election of Directors The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 01) Kevin G. Guest 02) Xia Ding 03) John T. Fleming 04) Gilbert A. Fuller 05) J. Scott Nixon, CPA 06) Peggie J. Pelosi 07) Frederic Winssinger 08) Timothy E. Wood, Ph.D. SCAN TO VIEW MATERIALS & VOTEw USANA HEALTH SCIENCES, INC. ATTN: JOSHUA FOUKAS 3838 W. PARKWAY BLVD. SALT LAKE CITY, UT 84120 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/USNA2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V67196-P26086 USANA HEALTH SCIENCES, INC. Annual Meeting of Shareholders May 19, 2025 11:00 AM MDT This proxy is solicited by the Board of Directors The shareholder executing and delivering this Proxy hereby appoints Jim H. Brown and G. Douglas Hekking and each of them as Proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of common stock of the Company held of record by the undersigned as of March 10, 2025, at the Annual Meeting of Shareholders of USANA Health Sciences, Inc., to be held at www.virtualshareholdermeeting.com/USNA2025, on Monday, May 19, 2025, at 11:00 a.m., Mountain Daylight Time, or at any adjournment thereof. This Proxy is given in accordance with the instructions indicated and carries discretionary authority related to any and all other matters that may come before the meeting and any adjournments thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. PLEASE SIGN EXACTLY AS THE SHARES ARE ISSUED. WHEN CO-TENANTS HOLD SHARES, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON. PLEASE DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
Your Vote Counts! *Please check the meeting materials for any special requirements for meeting attendance. Smartphone users Point your camera here and vote without entering a control number For complete information and to vote, visit www.ProxyVote.com Control # V67214-P26086 USANA HEALTH SCIENCES, INC. ATTN: JOSHUA FOUKAS 3838 W. PARKWAY BLVD. SALT LAKE CITY, UT 84120 USANA HEALTH SCIENCES, INC. You invested in USANA HEALTH SCIENCES, INC. and it’s time to vote! You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 19, 2025. Vote Virtually at the Meeting* May 19, 2025 11:00 AM MDT Virtually at: www.virtualshareholdermeeting.com/USNA2025 Get informed before you vote View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to May 5, 2025. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy. 2025 Annual Meeting Vote by May 18, 2025 11:59 PM ET. For shares held in a Plan, vote by May 14, 2025 11:59 PM ET.

Vote at www.ProxyVote.com Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Delivery Settings”. Voting Items Board Recommends V67215-P26086 THIS IS NOT A VOTABLE BALLOT This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters. 1. Election of Directors For Nominees: 01) Kevin G. Guest 02) Xia Ding 03) John T. Fleming 04) Gilbert A. Fuller 05) J. Scott Nixon, CPA 06) Peggie J. Pelosi 07) Frederic Winssinger 08) Timothy E. Wood, Ph.D. 2. Approval of the USANA Health Sciences, Inc. 2025 Equity Incentive Plan. For 3. Ratify the selection of KPMG LLP as our independent registered public accounting firm for the Fiscal Year 2025. For 4. Approve on an advisory basis the Company’s executive compensation, commonly referred to as a “Say on Pay” proposal. For NOTE: To consider and act upon such other business as may properly come before the meeting or at any postponement or adjournment thereof.
ANNEX A _________________________________________________ USANA HEALTH SCIENCES, INC. 2025 EQUITY INCENTIVE PLAN

2 USANA HEALTH SCIENCES, INC. 2025 EQUITY INCENTIVE PLAN 1. Purpose; Eligibility. 1.1 General Purpose. The name of this plan is the USANA Health Sciences, Inc. 2025 Equity Incentive Plan (the “Plan”). The purposes of the Plan are to (a) enable USANA Health Sciences, Inc., a Utah corporation (the “Company”), and any Affiliate to attract and retain the types of Employees, Consultants and Directors who will contribute to the Company’s long range success; (b) provide incentives that align the interests of Employees, Consultants and Directors with those of the shareholders of the Company; and (c) promote the success of the Company’s business. 1.2 Eligible Award Recipients. The persons eligible to receive Awards are the Employees, Consultants and Directors of the Company and its Affiliates and such other individuals designated by the Committee who are reasonably expected to become Employees, Consultants and Directors after the receipt of Awards. 1.3 Available Awards. Awards that may be granted under the Plan include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, (e) Performance Share Awards, (f) Cash Awards, and (g) Other Equity-Based Awards. 2. Definitions. “Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company. “Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan. “Award” means any right granted under the Plan, including an Incentive Stock Option, a Non-qualified Stock Option, a Stock Appreciation Right, a Restricted Award, a Performance Share Award, a Cash Award, or an Other Equity-Based Award. “Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan. “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d- 5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

3 “Board” means the Board of Directors of the Company, as constituted at any time. “Cash Award” means an Award denominated in cash that is granted under Section 10 of the Plan. “Cause” means: With respect to any Employee or Consultant, unless the applicable Award Agreement states otherwise: (a) If the Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or (b) If no such agreement exists, or if such agreement does not define Cause: (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) conduct that brings or is reasonably likely to bring the Company or an Affiliate negative publicity or into public disgrace, embarrassment, or disrepute; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate; (iv) material violation of state or federal securities laws; or (v) material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct. With respect to any Director, unless the applicable Award Agreement states otherwise, a determination by a majority of the disinterested Board members that the Director has engaged in any of the following: (a) malfeasance in office; (b) gross misconduct or neglect; (c) false or fraudulent misrepresentation inducing the director’s appointment; (d) willful conversion of corporate funds; or (e) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause. “Change in Control” (a) One Person (or more than one Person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, that, a Change in Control shall not occur if any Person (or more than one Person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

4 (b) One person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 30% or more of the total voting power of the stock of such corporation; (c) A majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or (d) One person (or more than one person acting as a group), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s). “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder. “Committee” means a committee of one or more members of the Board appointed by the Board to administer the Plan in accordance with Section 3.3 and Section 3.4. “Common Stock” means the common stock, $0.001 per share par value per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof. “Company” means USANA Health Sciences, Inc. a Utah corporation, and any successor thereto. “Consultant” means any individual or entity which performs bona fide services to the Company or an Affiliate, other than as an Employee or Director, and who may be offered securities registerable pursuant to a registration statement on Form S-8 under the Securities Act. “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Consultant or Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to a Director of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence. The Committee or its delegate, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of Continuous

5 Service for purposes of affected Awards, and such decision shall be final, conclusive and binding. “Deferred Stock Units (DSUs)” has the meaning set forth in Section 8.1(b) hereof. “Director” means a member of the Board. “Disability” means, unless the applicable Award Agreement says otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 6.10 hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 6.10 hereof within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates. “Disqualifying Disposition” has the meaning set forth in Section 17.12. “Effective Date” shall mean the date that the Company’s shareholders approve this Plan if such shareholder approval occurs before the first anniversary of the date the Plan is adopted by the Board. “Employee” means any person, including an Officer or Director, employed by the Company or an Affiliate; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate. “Exchange Act” means the Securities Exchange Act of 1934, as amended. “Fair Market Value” means, as of any date, the value of the Common Stock as determined below. If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the New York Stock Exchange or the Nasdaq Stock Market, the Fair Market Value shall be the closing price of a share of Common Stock (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported in the Wall Street Journal. In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons. “Fiscal Year” means the Company’s fiscal year. “Free Standing Rights” has the meaning set forth in Section 7.

6 “Good Reason” means, unless the applicable Award Agreement states otherwise: (a) If an Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Good Reason, the definition contained therein; or (b) If no such agreement exists or if such agreement does not define Good Reason, the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within ninety (90) days of the Participant’s knowledge of the applicable circumstances): (i) any material, adverse change in the Participant’s duties, responsibilities, authority, title, status or reporting structure; (ii) a material reduction in the Participant’s base salary or bonus opportunity; or (iii) a geographical relocation of the Participant’s principal office location by more than fifty (50) miles. “Grant Date” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution. “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option within the meaning of Section 422 of the Code and that meets the requirements set out in the Plan. “Incumbent Directors” means individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) shall be an Incumbent Director. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director. “Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3. “Non-qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option. “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder. “Option” means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to the Plan.

7 “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option. “Option Exercise Price” means the price at which a share of Common Stock may be purchased upon the exercise of an Option. “Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Performance Share Award that is granted under Section 10 and is payable by delivery of Common Stock and/or which is measured by reference to the value of Common Stock. “Participant” means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award. “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon business criteria or other performance measures determined by the Committee in its discretion. “Performance Period” means the one or more periods of time not less than one fiscal quarter in duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Share Award or a Cash Award. “Performance Share Award” means any Award granted pursuant to Section 9 hereof. “Performance Share” means the grant of a right to receive a number of actual shares of Common Stock or share units based upon the performance of the Company during a Performance Period, as determined by the Committee. “Permitted Transferee” means: (a) a member of the Optionholder’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests; (b) third parties designated by the Committee in connection with a program established and approved by the Committee pursuant to which Participants may receive a cash payment or other consideration in consideration for the transfer of a Non-qualified Stock Option; and (c) such other transferees as may be permitted by the Committee in its sole discretion. “Person” means a person as defined in Section 13(d)(3) of the Exchange Act. “Plan” means this USANA Health Sciences, Inc. 2025 Equity Incentive Plan, as amended and/or amended and restated from time to time.

8 “Prior Plan” means the USANA Health Sciences, Inc. 2015 Equity Incentive Award Plan. “Prior Plan Award” means an award outstanding under the Prior Plan. “Related Rights” has the meaning set forth in Section 7. “Restricted Award” means any Award granted pursuant to Section 8. “Restricted Period” has the meaning set forth in Section 8. “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time. “Securities Act” means the Securities Act of 1933, as amended. “Stock Appreciation Right” means the right pursuant to an Award granted under Section 7 to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (b) the exercise price specified in the Stock Appreciation Right Award Agreement. “Stock for Stock Exchange” has the meaning set forth in Section 6.4. “Substitute Award” has the meaning set forth in Section 4.6. “Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates. “Total Share Reserve” means the sum of (a) 2,500,000 shares of Common Stock; plus (b) the number of shares of Common Stock remaining available for issuance under the Prior Plan but not subject to outstanding awards under the Prior Plan as of the Effective Date, plus (c) the number of shares of Common Stock underlying any Prior Plan Award that expires, terminates or is canceled or forfeited under the terms of the Prior Plan. 3. Administration. 3.1 Authority of Committee. The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority: (a) to construe and interpret the Plan and apply its provisions; (b) to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

9 (c) to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan; (d) to delegate its authority to one or more Officers of the Company with respect to Awards that do not involve “insiders” within the meaning of Section 16 of the Exchange Act; (e) to determine when Awards are to be granted under the Plan and the applicable Grant Date; (f) from time to time to select, subject to the limitations set forth in this Plan, those eligible Award recipients to whom Awards shall be granted; (g) to determine the number of shares of Common Stock to be made subject to each Award; (h) to determine whether each Option is to be an Incentive Stock Option or a Non-qualified Stock Option; (i) to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such grant; (j) to determine the target number of Performance Shares to be granted pursuant to a Performance Share Award, the performance measures that will be used to establish the Performance Goals, the Performance Period(s) and the number of Performance Shares earned by a Participant; (k) to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent; (l) to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies; (m) to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments; (n) to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and (o) to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

10 The Committee also may modify the purchase price or the exercise price of any outstanding Award, provided that if the modification effects a repricing, shareholder approval shall be required before the repricing is effective. 3.2 Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious. 3.3 Delegation. The Committee or, if no Committee has been appointed, the Board may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable. 3.4 Committee Composition. Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3. However, if the Board intends to satisfy such exemption requirements, with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors. Within the scope of such authority, the Board or the Committee may delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors. 3.5 Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under

11 the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after the institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding. 4. Shares Subject to the Plan. 4.1 Subject to adjustment in accordance with Section 14, Awards may be made under the Plan covering up to the Total Share Reserve. As of the Plan’s effective date, the Company will cease granting awards under the Prior Plan; however, Prior Plan Awards will remain subject to the terms of the Prior Plan. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards. 4.2 Shares of Common Stock available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner. 4.3 Subject to adjustment in accordance with Section 14, no more than 500,000 shares of Common Stock may be issued in the aggregate pursuant to the exercise of Incentive Stock Options (the “ISO Limit”). 4.4 The maximum number of shares of Common Stock subject to Awards granted during a single Fiscal Year to any Non-Employee Director, together with any cash fees paid to such Non-Employee Director during the Fiscal Year shall not exceed a total value of $500,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes). 4.5 Any shares of Common Stock subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of shares of Common Stock to which the Award related will again be available for issuance under the Plan. Notwithstanding anything to the contrary contained herein, shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award. 4.6 Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Total Share Reserve; provided, that, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended

12 to qualify as Incentive Stock Options shall be counted against the ISO limit. Subject to applicable stock exchange requirements, available shares under a shareholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect such acquisition or transaction) may be used for Awards under the Plan and shall not count toward the Total Share Limit. 5. Eligibility. 5.1 Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees, Consultants and Directors and those individuals whom the Committee determines are reasonably expected to become Employees, Consultants and Directors following the Grant Date. 5.2 Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least 110% of the Fair Market Value of the Common Stock on the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date. 6. Option Provisions. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 6, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non- qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions: 6.1 Term. Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, no Incentive Stock Option shall be exercisable after the expiration of 10 years from the Grant Date. The term of a Non-qualified Stock Option granted under the Plan shall be determined by the Committee; provided, however, no Non-qualified Stock Option shall be exercisable after the expiration of 10 years from the Grant Date. 6.2 Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, the Option Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

13 6.3 Exercise Price of a Non-qualified Stock Option. The Option Exercise Price of each Non-qualified Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, a Non- qualified Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code. 6.4 Consideration. The Option Exercise Price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve, the Option Exercise Price may be paid: (i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; (iv) by any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Option, the exercise price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan. 6.5 Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option. 6.6 Transferability of a Non-qualified Stock Option. A Non-qualified Stock Option may, in the sole discretion of the Committee, be transferable to a Permitted Transferee, upon written approval by the Committee to the extent provided in the Award Agreement. If the Non- qualified Stock Option does not provide for transferability, then the Non-qualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be

14 exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option. 6.7 Vesting of Options. Each Option that vests solely based on the continued service of an Employee or Consultant shall vest and therefore become exercisable no earlier than one (1) year after the Grant Date. Each Option that vests based on the achievement of performance or other criteria shall vest and therefore become exercisable no earlier than one (1) year after the Grant Date. For Director Option Awards, each Option shall vest and become exercisable at the time or times set forth on a schedule established by the Committee in the applicable Award Agreement. No Option may be exercised for a fraction of a share of Common Stock. 6.8 Termination of Continuous Service. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Optionholder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate. 6.9 Extension of Termination Date. An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.1 or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements. 6.10 Disability of Optionholder. Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the date 12 months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Award Agreement, the Option shall terminate.

15 6.11 Death of Optionholder. Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate. 6.12 Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options. 7. Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement. Each Stock Appreciation Right so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Stock Appreciation Rights may be granted alone (“Free Standing Rights”) or in tandem with an Option granted under the Plan (“Related Rights”). 7.1 Grant Requirements for Related Rights. Any Related Right that relates to a Non- qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted. 7.2 Term The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the Grant Date. 7.3 Vesting Each Stock Appreciation Right that vests solely based on the continued service of an Employees or Consultant shall vest and therefore become exercisable no earlier than one (1) year after the Grant Date. Each Stock Appreciation Right that vests based on the achievement of performance or other criteria shall vest and therefore become exercisable no earlier than one (1) year after the Grant Date. For Director Stock Appreciation Right Awards, each Stock Appreciation Right shall vest and become exercisable at the time or times set forth on a schedule established by the Committee in the applicable Award Agreement. No Stock Appreciation Right may be exercised for a fraction of a share of Common Stock. 7.4 Exercise and Payment Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of shares of Common Stock subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right or related Option.

16 Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee. 7.5 Exercise Price The exercise price of a Free Standing Right shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of one share of Common Stock on the Grant Date of such Stock Appreciation Right. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common Stock subject to the Stock Appreciation Right and related Option exceeds the exercise price per share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Section 7.1 are satisfied. 7.6 Reduction in the Underlying Option Shares Upon any exercise of a Related Right, the number of shares of Common Stock for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right has been exercised. The number of shares of Common Stock for which a Related Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option has been exercised. 8. Restricted Awards A Restricted Award is an Award of actual shares of Common Stock (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Committee shall determine. Each Restricted Award granted under the Plan shall be evidenced by an Award Agreement. Each Restricted Award so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. 8.1 Restricted Stock and Restricted Stock Units (a) Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award,

17 the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends. (b) The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside funds for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. The Committee may also grant Restricted Stock Units with a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in an Award Agreement (“Deferred Stock Units”). At the discretion of the Committee, each Restricted Stock Unit or Deferred Stock Unit (representing one share of Common Stock) may be credited with an amount equal to the cash and stock dividends paid by the Company in respect of one share of Common Stock (“Dividend Equivalents”). Dividend Equivalents shall be paid currently (and in no case later than the end of the calendar year in which the dividend is paid to the holders of the Common Stock or, if later, the 15th day of the third month following the date the dividend is paid to holders of the Common Stock). 8.2 Restrictions (a) Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect to such shares shall terminate without further obligation on the part of the Company. (b) Restricted Stock Units and Deferred Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units or Deferred Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units or Deferred Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement. (c) The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock, Restricted Stock Units and Deferred Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units or Deferred Stock Units are granted, such action is appropriate. 8.3 Restricted Period The Restricted Period for Employees and Consultants shall commence on the Grant Date and end no earlier than one (1) year after the Grant Date. Any

18 Restricted Award that vests based on the achievement of performance or other criteria shall vest no earlier than one (1) year after the Grant Date. The Restricted Period for Directors shall commence on the Grant Date and end at the time or times set forth on a schedule established by the Committee in the applicable Award Agreement. No Restricted Award may be granted or settled for a fraction of a share of Common Stock. 8.4 Delivery of Restricted Stock and Settlement of Restricted Stock Units Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 8.2 and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share). Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, or at the expiration of the deferral period with respect to any outstanding Deferred Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock for each such outstanding vested Restricted Stock Unit or Deferred Stock Unit (“Vested Unit”); provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed in the case of Restricted Stock Units, or the delivery date in the case of Deferred Stock Units, with respect to each Vested Unit. 8.5 Stock Restrictions Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate. 9. Performance Share Awards Each Performance Share Award granted under the Plan shall be evidenced by an Award Agreement. Each Performance Share Award so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. The Committee shall have the discretion to determine: (i) the number of shares of Common Stock or stock-denominated units subject to a Performance Share Award granted to any Participant; (ii) the Performance Period applicable to any Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions and restrictions of the Award. 9.1 Earning Performance Share Awards The number of Performance Shares earned by a Participant will depend on the extent to which the performance goals established by the Committee are attained within the applicable Performance Period, as determined by the Committee. 10. Other Equity-Based Awards and Cash Awards The Committee may grant Other Equity- Based Awards, either alone or in tandem with other Awards, in such amounts and subject to such conditions as the Committee shall determine in its sole discretion. Each Equity-Based Award shall be evidenced by an Award Agreement and shall be subject to such conditions, not

19 inconsistent with the Plan, as may be reflected in the applicable Award Agreement. The Committee may grant Cash Awards in such amounts and subject to such Performance Goals, other vesting conditions, and such other terms as the Committee determines in its discretion. Cash Awards shall be evidenced in such form as the Committee may determine. 11. Securities Law Compliance. Each Award Agreement shall provide that no shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained. 12. Use of Proceeds from Stock. Proceeds from the sale of Common Stock pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company. 13. Miscellaneous. 13.1 Acceleration of Exercisability and Vesting. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan in connection with the death or Disability of a Participant, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest. 13.2 Shareholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 14 hereof. 13.3 No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the By-laws of the Company or an Affiliate, and any applicable provisions of the

20 corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be. 13.4 Transfer; Approved Leave of Absence. For purposes of the Plan, no termination of employment by an Employee shall be deemed to result from either (a) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject thereto. 13.5 Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company. 14. Adjustments Upon Changes in Stock. In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the exercise price of Options and Stock Appreciation Rights, the Performance Goals to which Performance Share Awards and Cash Awards are subject, the maximum number of shares of Common Stock subject to all Awards stated in Section 4 will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 14, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 14 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-qualified Stock Options, ensure that any adjustments under this Section 14 will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 14 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

21 15. Effect of Change in Control. 15.1 Unless otherwise provided in an Award Agreement, notwithstanding any provision of the Plan to the contrary: (a) In the event of a Participant’s termination of Continuous Service without Cause or for Good Reason during the 12-month period following a Change in Control, notwithstanding any provision of the Plan or any applicable Award Agreement to the contrary, all outstanding Options and Stock Appreciation Rights shall become immediately exercisable with respect to 100% of the shares subject to such Options or Stock Appreciation Rights, and/or the Restricted Period shall expire immediately with respect to 100% of the outstanding shares of Restricted Stock or Restricted Stock Units as of the date of the Participant’s termination of Continuous Service. (b) With respect to Performance Share Awards and Cash Awards, in the event of a Participant’s termination of Continuous Service without Cause or for Good Reason, in either case, within 12 months following a Change in Control, all Performance Goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met as of the date of the Participant’s termination of Continuous Service. To the extent practicable, any actions taken by the Committee under the immediately preceding clauses (a) and (b) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control with respect to the shares of Common Stock subject to their Awards. 15.2 In addition, in the event of a Change in Control, the Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the event. In the case of any Option or Stock Appreciation Right with an exercise price (or SAR Exercise Price in the case of a Stock Appreciation Right) that equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration therefor. 15.3 The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole. 16. Amendment of the Plan and Awards. 16.1 Amendment of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 14 relating to adjustments upon changes in Common Stock and Section 16.3, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any

22 Applicable Laws. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval. 16.2 Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval. 16.3 Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Consultants and Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith. 16.4 No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing. 16.5 Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not affect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing. 17. General Provisions. 17.1 Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates. 17.2 Clawback. Notwithstanding any other provisions in this Plan, the Company may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any Company policies that may be adopted and/or modified from time to time (“Clawback Policy”). In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with the Clawback Policy. By accepting an Award, the Participant is agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements). 17.3 Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder

23 approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. 17.4 Sub-Plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed. 17.5 Deferral of Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of shares of Common Stock or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program. 17.6 Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan. 17.7 Recapitalizations. Each Award Agreement shall contain provisions required to reflect the provisions of Section 14. 17.8 Delivery. Upon exercise of a right granted under this Plan, the Company shall issue Common Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, 30 days shall be considered a reasonable period of time. 17.9 No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated. 17.10 Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of Awards, as the Committee may deem advisable. 17.11 Section 409A. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be

24 payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty. 17.12 Disqualifying Dispositions. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock. 17.13 Section 16. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 17.13, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict. 17.14 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. 17.15 Expenses. The costs of administering the Plan shall be paid by the Company. 17.16 Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby. 17.17 Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof. 17.18 Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

25 18. Effective Date of Plan. The Plan shall become effective as of the Effective Date, but no Award shall be exercised (or, in the case of a stock Award, shall be granted) unless and until the Plan has been approved by the shareholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board. 19. Termination or Suspension of the Plan. The Plan shall terminate automatically on the tenth anniversary of the Effective Date. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 16.1 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated. 20. Choice of Law. The law of the State of Utah shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules. As adopted by the Board of Directors of USANA Health Sciences, Inc. on [●]. As approved by the shareholders of USANA Health Sciences, Inc. on [●].